                                 EXHIBIT 2.1


                                                PURCHASE AGREEMENT

                                                       among

                                       Industrial Rubber Products-Utah, Inc.
                                                   ("Purchaser")

                                                        and

                                         Industrial Rubber Products, Inc.
                                                   ("Guarantor")

                                                        and

                                      Sonwil Products, Inc., dba T.J. Products
                                                    ("Seller")

                                                        and


                                                  Dean G. Wilson
                                                  ("Stockholder")

                                                 January 20, 1999






                                                 TABLE OF CONTENTS
                                                                          Page

1.     PURCHASE AND SALE OF ASSETS............................................1
       1.1      Purchase and Sale of Assets...................................1
         1.2      Assumption of Certain Liabilities...........................3
         1.3      Other Liabilities Not Assumed...............................3
         1.4      Assignment of Certain Contracts.............................4
         1.5      Instruments of Conveyance, Assumption, or Assignment
                   ...........................................................5

2.       PURCHASE PRICE.......................................................5
         2.1      Purchase Price..............................................5
         2.2      Payment of Obligations......................................5
         2.3      Adjustments.................................................5

3.       CLOSING..............................................................6
         3.1      Closing.....................................................6

4.       TAXES AND PREPAID ITEMS..............................................6

5.       REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER.............6
         5.1      Organization and Corporate Power............................6
         5.2      Due Authorization; Effect of Transaction....................7
         5.3      Financial Statements........................................7
         5.4      Liabilities.................................................7
         5.5      Subsidiaries................................................8
         5.6      Real Property...............................................8
         5.7      Leases......................................................8
         5.8      Personal Properties.........................................8
         5.9      Employment Arrangements.....................................9
         5.10     Material Contracts and Arrangements.........................9
         5.11     Ordinary Course of Business................................10
         5.12     Litigation and Compliance with Laws........................12
         5.13     Tax Returns................................................12
         5.14     Environmental Matters......................................13
         5.15     Trademarks, Licenses, Etc..................................14
         5.16     Insurance Policies.........................................15
         5.17     Extraordinary Events.......................................15
         5.18     Adverse Restrictions.......................................15
         5.19     Material Information.......................................15
         5.20     Products in Warranty.......................................15
         5.21     Certain Transactions.......................................15
         5.22     No Governmental Authorizations or Approvals Required
                   ..........................................................16
         5.23     Employee Benefit Plans.....................................16
         5.24     Continuing Representations.................................17

6.       REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF PURCHASER
          ...................................................................17
         6.1      Due Authorization; Effect of Transaction...................17
         6.2      Organization and Corporate Power...........................18
         6.3      Continuing Representations.................................18

7.       COVENANTS AND AGREEMENTS............................................18


                                                         i
        7.1      Ordinary Conduct...........................................18
         7.2      Confidentiality............................................20
         7.3      Insurance..................................................20
         7.4      Other Transactions.........................................20
         7.5      Supplemental Disclosure....................................20

8.       CONDITIONS OF PURCHASER'S OBLIGATIONS...............................21
         8.1      Opinion of Seller's Counsel................................21
         8.2      No Opposition..............................................21
         8.3      Consulting and Non-Competition Agreement...................21
         8.4      Permits, Etc...............................................21
         8.5      Insurance. ................................................22
         8.6      Representations and Covenants..............................22
         8.7      Instruments of Transfer....................................22
         8.8      Tax Waiver.................................................22
         8.9      Tax Allocation Agreement...................................22
         8.10     Payments to Bank and Lender................................22
         8.11     Assignment of Name.........................................22

9.       CONDITIONS OF SELLER'S AND STOCKHOLDER'S OBLIGATIONS................22
         9.1      Opinion of Purchaser's Counsel.............................22
         9.2      Representations and Covenants..............................23
         9.3      No Opposition..............................................23
         9.4      Consulting and Non-Competition Agreement...................23

10.      INDEMNIFICATION BY SELLER AND STOCKHOLDER...........................23
         10.1     Indemnification............................................23
         10.2     Notice of Claim............................................24
         10.3     Set-Off or Reimbursement...................................25
         10.4     Warranty Claims............................................25

11.      BULK SALES ACT......................................................26

12.      MUTUAL COVENANTS....................................................26
         12.1     Cooperation................................................26
         12.2     Publicity..................................................26
         12.3     Best Efforts...............................................26
         12.4     Records....................................................26

13.      FURTHER ASSURANCES..................................................27

14.      TERMINATION.........................................................27

15.      NO THIRD-PARTY BENEFICIARIES........................................27

16.      EXPENSES............................................................27

17.      ATTORNEY FEES.......................................................27

18.      BROKERAGE FEE.......................................................27

19.      AMENDMENTS; WAIVERS.................................................27

20.      ASSIGNMENT; SUCCESSORS AND ASSIGNS..................................28



                                                        ii

21.      SEVERABILITY........................................................28

22.      COUNTERPARTS........................................................28

23.      INTERPRETATION......................................................29

24.      NOTICES.............................................................29

25.      LAW TO GOVERN.......................................................29

26.      ARBITRATION.........................................................30

27.      APPLIED COATINGS, L.C...............................................30

28.      JOINDER OF STOCKHOLDER AND GUARANTOR................................30


                                                PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement"), entered into as of the 20th day of January, 1999, by, between and among Industrial Rubber Products-Utah, Inc., a Utah corporation ("Purchaser"), Industrial Rubber Products, Inc., a Minnesota corporation ("Guarantor"), Sonwil Products, Inc., a Utah corporation, dba T.J. Products ("Seller"), and Dean G. Wilson, an individual and sole stockholder of Seller ("Stockholder");

                                           W I T N E S S E T H  T H A T:

         WHEREAS, Purchaser desires to purchase and Seller desires to sell and convey to Purchaser substantially all of the operating assets of Seller relating to its business involving the manufacture of rubber lined and rubber and urethane molded products, upon the terms and subject to the conditions set forth herein;

         WHEREAS, Purchaser is willing to assume certain specified liabilities of Seller;

         WHEREAS, Purchaser requires that Stockholder also execute this Agreement for the purposes stated herein; and

         WHEREAS, Seller and Stockholder require that Guarantor guaranty the obligations of Purchaser herein;

         NOW, THEREFORE, in consideration of the agreements of the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

         1.1 Purchase and Sale of Assets. At the Closing (as defined in Section 3), Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price hereinafter specified, all of Seller's operating assets, properties, and business of every kind and


                                                         1
escription and wherever situated (the "Assets"), and specifically excepting accounts receivable, cash, all of which excluded assets are listed on the Schedule of Excluded Assets attached hereto, which excluded assets are not to be acquired by the Purchaser as and to the extent specifically stated in such Schedule. Without limiting the generality of the foregoing, the Assets to be acquired by Purchaser hereunder shall include:

                  (a) All of Seller's goodwill and business as a going concern, including the name "T.J. Products" or any variation thereof.

                  (b) All of Seller's useable inventories of finished goods, raw materials, and other miscellaneous supplies and materials (the most recent list is attached hereto and has been prepared by Seller in accordance with its ordinary practice).

                  (c) All of Seller's prepaid expenses (excluding those, if any, pertaining to taxes, to pension or other benefits plans, or to insurance policies that are listed on the Schedule of Excluded Assets and will not be acquired by Purchaser pursuant to this Agreement).

                  (d )      The lessee's leasehold interest under that certain
         Lease Agreement, of even date herewith, between DGW
         Enterprises, L.C., a Utah limited liability company, as lessor ("Lessor"), and Seller, as lessee, a copy of which has been provided to Purchaser and which lease will be terminated upon Closing.

                  (e) All machinery, equipment, tools, molds, motor vehicles, transportation, packing and delivery equipment and supplies, furniture and fixtures of every kind and description owned by Seller or ordered by it (the most recent list is attached hereto, contains at least all of the items appraised by American Appraisal Associates in November, 1998, and has been prepared by Seller in accordance with its ordinary practice) on or before the Closing Date (as defined in Section
         3).

                  (f) All of Seller's right, title, and interest of every kind and description in and to the following assets:

                           (i) All of Seller's rights and privileges under "Assigned Contracts" (as defined in Section 1.4) and unfilled purchase and sales orders. The Assigned Contracts are consistent with those in the list of such contracts of Seller as of October 31, 1998, and already provided to Purchaser.

                           (ii)  All of Seller's rights to or under all
                  trademarks, service marks, certification marks, United States and foreign trademark registrations and applications, trade names, copyrights, United States and


                                                         2

                  foreign patents and patent applications, if any, including international priority rights associated therewith, and all patent and other license, trade secrets, inventions, and royalties and rights to sue for past infringements, including, without limitation, those items listed or otherwise described on the Schedules hereto.

                           (iii) All of Seller's customer lists, credit files, payroll records, schedules of fixed assets, books of account, contracts, sales representation agreements, and sales agency agreements (if any), files, papers, books, records, designs, drawings, specifications and engineering data, and all other public or confidential business records, all to the extent reasonably required for the orderly continuation of the business operations of Seller (excluding minute books and stock books of Seller (collectively, the "Business Records")).

                  (g) Except as otherwise specified on the Schedules hereto, all of Seller's causes of action, judgments, claims and demands of whatever nature, memberships, agencies and permits, claims for refunds and rights of offset and credits, all to the extent that they are assignable by Seller.

                  (h) All of Seller's rights under employment contracts, restrictive covenants, nondisclosure agreements, and similar obligations of present and former officers and employees of Seller, including, without limitation, those listed on the Disclosure Schedule hereto.

         1.2 Assumption of Certain Liabilities. Purchaser shall assume as of the date of this Agreement those liabilities of Seller specifically listed on the Schedule of Assumed Liabilities hereto (the "Assumed Liabilities"), and Purchaser shall not assume, incur, guarantee, or be otherwise obligated with respect to any liability whatsoever of Seller other than as so stated. With respect to any Assumed Liability, such assumption by Purchaser is for the benefit only of the Seller and shall not expand, increase, broaden, or enlarge the rights or remedies of any other party, nor create in any other party any right against Purchaser that such party would not have against Seller if this Agreement had not been consummated.

         1.3 Other Liabilities Not Assumed. Purchaser shall not assume any liabilities of Seller that are not listed on the Schedule of Assumed Liabilities, and, with respect to each Assumed Liability listed on the Schedule of Assumed Liabilities, Purchaser does not assume and shall not have or be under any liability or obligation over and above any amount, or after the occurrence of any limitation or expiration date, of such liability or obligation stated on such schedule. Without limiting the generality of the foregoing and except as otherwise provided on the Schedule of Assumed Liabilities, the Assumed Liabilities will not include, and Purchaser shall not assume under this Agreement, any of the following obligations or liabilities of Seller:


                                                         3
                 (a) Any cost, expense, or tax liability of Seller arising from or growing out of the sale provided for by this Agreement.

                  (b) Any debt, obligation, or liability to any employee, agent, officer, director, or security holder of Seller or of any entity owned or controlled in whole or in part by Seller under any employment, sales, representation, or similar agreement not identified as an Assigned Contract (as defined below), or under any employee stock option plan, stock purchase plan, bonus plan or arrangement, pension plan or other benefit plan, health plan, or other employee welfare plan or arrangement.

                  (c) Any debt, liability, or obligation of Seller (or costs and expenses in connection therewith) to the extent that such debt, liability, or obligation is actually satisfied or paid on behalf of Seller by an insurer or insurers under a policy issued to such Seller.

                  (d) Any liability or obligation arising from any violation by Seller or by its officers, employees, or agents of any statute (or rule or regulation thereunder) or executive regulation of the United States or any State or any political subdivision or agency thereof or any statutes (or rule or regulation thereunder) or executive, administrative, or quasi-judicial regulation of any foreign government.

                  (e) Any liability or obligation whose existence violates or is contrary to any representation or warranty of Seller.

                  (f) Federal and other domestic or foreign income tax or other tax liabilities known or unknown, existing, or arising from operations prior to the Closing.

                  (g) Any liability or obligation for or arising under any claim for workers'compensation or for any tort, breach of any legal duty, breach or violation of any contract or violation or breach of any law, statute, ordinance, rule, regulation, injunction, or decree, or any liability or obligation for any "product liability" or other claim connected in any manner with any products, events, or activities produced or taking place prior to the Closing.

         1.4 Assignment of Certain Contracts. At the Closing, Purchaser shall succeed to the rights and privileges of Seller, and shall assume the express obligations of Seller performable after the Closing pursuant to the Lease and to those leases, insurance policies, contracts, and other agreements, and only those leases, insurance policies, contracts, and other agreements of Seller that are listed as "Assigned Contracts" on the Disclosure Schedule hereto ("Assigned Contracts") as and in the form of the copies thereof (or, if oral, as and in the form of the written statements of the terms thereof) furnished or made available to Purchaser pursuant to Sections 5.10, 5.12, 5.13, and 5.19 hereto. Without


                                                         4

limiting the generality of the foregoing, Purchaser shall not assume and shall have no liability with respect to any obligations of Seller under any Assigned Contract (a) required therein to be performed by Seller at or prior to the Closing or (b) arising out of any breach thereof not included in the copies (or written statements of the terms) of such Assigned Contracts delivered or made available to Purchaser pursuant hereto.

         1.5 Instruments of Conveyance, Assumption, or Assignment. The sale, conveyance, transfer, assignment, and delivery of the Assets, the Assigned Contracts and the assumption of the Assumed
Liabilities, as herein provided, shall be effected by bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments in such reasonable and customary form as shall be requested by Purchaser, and Seller and Stockholder shall at any time and from time to time after the Closing, upon reasonable request, execute, acknowledge, and deliver such additional bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments and take such other actions as may be reasonably required to effectuate the transactions contemplated by this Agreement.

2.       PURCHASE PRICE.

         2.1 Purchase Price. In consideration for the sale, conveyance, transfer, and delivery of the Assets and the Assigned Contracts and upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall assume the Assumed Liabilities and shall pay to Seller the "Purchase Price", which shall be:

                  (a) A cash payment of $2,249,390.95 (less any Assumed Liabilities) and subject to adjustment as provided below.

         2.2 Payment of Obligations. In consideration of the cash payment made by Purchaser for the conveyance, transfer, and delivery of the Assets and the Assigned Contracts and upon the terms and subject to the conditions set forth in this Agreement, Seller shall pay or otherwise satisfy all obligations of the Seller not on the Schedule of Assumed Liabilities and will do so in accordance with their payment terms so as to not adversely effect the credit terms that Purchaser may obtain from the suppliers of Seller.

         2.3 Adjustments. In connection with the Closing, Purchaser and Seller shall prepare an inventory setting forth Seller's inventories as of the close of business on the Closing Date, in accordance with inventory methods and procedures that Seller has customarily used to value its inventories on a monthly basis (the
"Closing Inventory") .

         The Purchaser's representative for the preparation of the Closing Inventory shall be John Kokotovich, and the Seller's representative shall be the Shareholder. Any disputes regarding the value of the Closing Inventory not resolved by the


                                                         5
representatives shall be subject to arbitration under Paragraph 26 of this Agreement.

          Subject to the procedures and time limits set forth in the foregoing paragraph, if the Closing Inventory is less than $349,390.95, Seller shall pay Purchaser the difference in immediately available funds within 30 business days after the Closing, and if the Closing Inventory figure is more than $349,390.95, Purchaser shall pay Seller the difference in immediately available funds within 30 business days after the Closing. All amounts paid under the Statement shall be final and binding on the parties. The amounts payable under this adjustment provision shall bear interest at a rate equal to the prime rate of interest from time to time published by Zions First National Bank, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

3.       CLOSING.

         3.1 Closing. The closing of the sale and purchase (the "Closing") shall take place at the offices of Prince, Yeates & Geldzahler in Salt Lake City, Utah, on January 20, 1999, or at such other time and place as may be mutually agreed upon (the "Closing Date"). At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments as shall be effective to vest in Purchaser good and marketable title to the Assets subject to no liens, encumbrances, or rights in any other party whatsoever, except as are described in the Disclosure Schedule.

4.       TAXES AND PREPAID ITEMS.

         Except as otherwise provided herein, Seller will pay all sales, use, franchise, and other taxes and charges, including, without limitation, ad valorem, or other taxes on the Real Estate, which may become payable in connection with the sale of the Assets pursuant to the terms of this Agreement, and any and all other taxes and charges accruing out of the operation of Seller's businesses prior to the Closing Date.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER.

         Seller and Stockholder jointly and severally represent and warrant, covenant and agree that:

         5.1 Organization and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority (corporate and other) to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in the Disclosure Schedule) and to execute and deliver and carry out the transactions contemplated by this Agreement.


                                                         6

         5.2 Due Authorization; Effect of Transaction. No provisions of the Articles of Incorporation or By-Laws of Seller, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Seller is a party or by which Seller is bound, has been or will be violated by the execution and delivery by Seller of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Seller and Stockholder, enforceable in accordance with its terms. Seller is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Articles of Incorporation or By-Laws.

         5.3 Financial Statements. Except as set forth on the Disclosure Schedule, Seller has delivered to Purchaser the balance sheets of Seller as at the close of its fiscal year for each of the three years ending December 31,1995, 1996 and 1997, respectively, together with related consolidated statements of operations, consolidated statements of changes in stockholders' equity, and consolidated statements of cash flows for the respective years then ended. Seller has also delivered to Purchaser the balance sheets of Seller as at September 30, 1998, together with related consolidated statements of operations, and will deliver on or before March 15, 1999, a balance sheet as of December 31, 1998.

         The financial statements specified above, including in each case the notes to such financial statements, are hereinafter sometimes collectively referred to as the "Financial Statements." All of the Financial Statements are true, correct, and complete, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods (except as set forth in such notes or statements) and fairly present the financial condition of Seller and the results of its operations as at the dates thereof and throughout the periods covered thereby.
The Financial Statements reflect or provide for all claims against, and all debts and liabilities of, Seller, fixed or contingent, as at the dates thereof, and there has not been any change between the date of the most recent Financial Statements and the date of this Agreement that has materially or adversely affected the business or properties or condition or prospects, financial or other, or results of operations of Seller, and no fact or condition exists or is contemplated or threatened, which might cause any such change at any time in the future.

         5.4 Liabilities. Seller has no liabilities of any nature, whether accrued, absolute, contingent, or otherwise, except as set forth in the most recent balance sheet included in the Financial Statements, other than liabilities subsequently incurred in the ordinary course of business and consistent with past practice since the date of the most recent balance sheet Seller is not in breach or default or in arrears in respect of the terms or conditions of any such liabilities and no waiver or forbearance has been granted


                                                         7
by any holder of any such liability with respect to any such liability. All liabilities of Seller, other than the Assumed Liabilities, will be paid in full or otherwise satisfied on or before the Closing Date or as provided in Section 2.2.

         5.5      Subsidiaries.   Seller does not own, directly or
indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

         5.6 Real Property. Lessor, in which Stockholder owns a 99% interest, has good and marketable title in fee simple to the real property covered by the lease, a copy of which is attached hereto as Exhibit "B" (the "Lease"), free and clear of all mortgages, liens, charges, encumbrances, easements, covenants, restrictions, conditions and reservations of record, except (a) as indicated on the Disclosure Schedule, (b) liens for taxes not yet due and payable, (b) defects and irregularities of title and encumbrances that do not interfere with the present operations on the real property or such other real property and do not materially and adversely affect the value thereof. The buildings and other structures covered by the Lease are in good condition and the conduct of Seller' businesses thereon prior to the Closing Date conforms in all material respects to local zoning or similar land use laws.

         5.7 Leases. The lease described in Section 1.1(d) hereof and the leases listed and described in the Disclosure Schedule and constituting a portion of the Assigned Contracts constitute all the leases of real or personal property under which Seller is bound or to which Seller is a party. Each lease listed in the Disclosure
Schedule is valid, binding, subsisting, and enforceable in accordance with its terms, and neither Seller nor any landlord or lessor is in default or in arrears in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied thereunder, and no waiver or indulgence has been granted by any of the landlords or lessors under those leases.
Seller is not the landlord/tenant or lessor/lessee under any leases of real or personal property except as disclosed in the Disclosure Schedule.

         5.8 Personal Properties. Seller owns and has good and marketable title to all the tangible and intangible personal property and assets, other than the leaseholds referred to in the Disclosure Schedule, reflected upon the most recent balance sheet included in the Financial Statements or used by Seller in its business if not so reflected, free and clear of all mortgages, liens, encumbrances, equities, claims, and obligations to other persons, of whatever kind and character, except as set forth in the Disclosure Schedule. The Disclosure Schedule contains an identification of certain major items of fixed assets and machinery and equipment. None of the fixed assets and machinery and equipment is subject to contracts of sale, and none is held by Seller as lessee or as conditional sales vendee under any lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in the Disclosure
Schedule.  The fixed assets and machinery and equipment, taken as a whole, are in a state of good repair and maintenance and are in good operating condition; inventory is up to normal commercial standards and no inventory that is obsolete or unmarketable is reflected in the most recent balance sheets included in the
Financial Statements.   All items included in such inventory are
covered on the books of Seller, and are valued on the Financial Statements at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis. Upon the sale, assignment, transfer, and delivery of the Assets to Purchaser hereunder, there will be vested in Purchaser good and marketable title to the tangible and intangible personal property constituting a part thereof, free and clear of all mortgages, liens, encumbrances, equities, claims, and obligations to other persons, of whatever kind and character, except for the rights of third persons arising under contracts for the sale of inventory in the ordinary course of business, each of which is listed in the Disclosure Schedule.

         5.9 Employment Arrangements. Except as set forth on the Disclosure Schedule, Seller has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan, or other employee contract or non-terminable arrangement (whether or not that arrangement imposes a penalty for termination), group life, health, medical or hospitalization insurance plan or program, or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs. The Disclosure
Schedule sets forth the basis of funding, and the current status of, any past service liability with respect to any such plan or agreement. Except as set forth on the Disclosure Schedule, Seller or its employees are not now and for the past five years have not been subject to or involved in or, to the best of Seller' knowledge, threatened with any union elections, petitions therefor or other organizational activities. Seller has performed all obligations required to be performed under all such agreements, plans, and arrangements and is not in breach of or in default or arrears under the terms thereof.

         5.10 Material Contracts and Arrangements. Except as set forth in the Disclosure Schedule, Seller has no contract or arrangement, including, without limitation, any commitments or obligations, contingent or otherwise, under any contract or arrangement (i) for the purchase or sale of inventory in excess of $15,000 in any one instance, (ii) for the purchase or sale of supplies, services or other items in excess of $15,000 in any one instance, (iii) for the purchase, sale or lease of any equipment or machinery, (iv) for the performance of service for others in excess of $15,000 in any one instance, or (v) extending beyond December 31, 1999. All contracts of less than $15,000 do not in the aggregate exceed
$100,000.00. To the best knowledge of Stockholder after due inquiry, each of the contracts calling for the performance of services or the sale of inventory can be satisfied or performed by Seller without any loss to it.

         The Disclosure Schedule contains a true and complete list of all distributors and manufacturer's representatives who are parties to contracts, or otherwise have arrangements, with the Seller. The Disclosure Schedule sets forth the material terms of all arrangements of the Seller with distributors and manufacturer' representatives which are not set forth in written contracts listed in the Disclosure Schedule pursuant to this Section.

         Except as set forth in the Disclosure Schedule, all agreements, contracts, leases, licenses, binding arrangements, commitments or instruments, whether oral or written, of the Seller listed are valid, binding and in full force and effect and are enforceable by the Seller in accordance with their respective terms. Except as set forth in the Disclosure Schedule, Seller has performed all material obligations required to be performed by them to date under the contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under any contract and, to the knowledge of Seller, no other party to any of the contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has made available to Purchaser true and correct copies of all the contracts.

         5.11 Ordinary Course of Business. Seller, from the date of the balance sheet contained in the most recent Financial Statements to the date hereof,

                  (a) has operated its business in the normal, usual, and customary manner in the ordinary and regular course of business;

                  (b) has not sold or otherwise disposed of any of its properties or assets, other than inventory sold in the ordinary course of business;

                  (c) except in each case in the ordinary course of business,

                           (i) has not amended or terminated any outstanding lease, contract, or agreement,

                           (ii)  has not incurred any obligations or
                  liabilities (fixed, contingent, or other), and

                           (iii)  has not entered any commitments;

                  (d) has not made any transactions outside the ordinary course of business in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

                  (e) has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;

                  (f) has not mortgaged, pledged, or subjected to lien or any other encumbrances, any of its assets, tangible or intangible;

                  (g) has not sold or transferred any tangible asset or canceled any debts or claims except in each case in the ordinary course of business;

                  (h) has not sold, assigned, or transferred any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;

                  (i) has not increased the compensation payable or to become payable to any of its officers, employees, or agents;

                  (j) has not suffered any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

                  (k) has not waived any rights that individually or in the aggregate exceed $10,000;

                  (l) has not experienced any organized work stoppage or industrial action; or

                  (m) has not entered into any other transaction or transactions that individually or in the aggregate are material to Seller, other than in the ordinary course of business.

         Seller shall cause its business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the Seller' relationships with employees, customers, suppliers and others with whom the Seller deals. Except as set forth in the Disclosure Schedule, since the date of the most recent balance sheet in the Financial Statements to the date of Closing, the Seller will not take any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth herein.

         5.12 Litigation and Compliance with Laws. The Disclosure Schedule contains a brief description of all litigation or legal or other actions, suits, proceedings, or investigations, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department (including, without limitation, the National Labor Relations Board and the Utah Anti-Discrimination Division of the Utah Labor Commission), commission, board, agency, or instrumentality, domestic or foreign, in which Seller or any of its officers or directors, in such capacity, (a) has been engaged in within two years of the date of this Agreement, (b) is presently engaged in, or, (c) to the knowledge and belief of Seller and Stockholder, with which Seller or any of its officers or directors is threatened in connection with the business or affairs or properties or assets of Seller. Seller is and at all times since its inception has been in compliance with all laws and governmental rules and regulations, domestic and foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets, including, without limitation, those relating to environmental protection, water or air pollution, and similar matters.

         5.13 Tax Returns. Except for returns whose filing is not yet due, Seller has filed, in accordance with applicable law, all federal, state, county, and local income and franchise tax returns and all sales and use, ad valorem, receipts, value added, withholdings, profits, license, payroll, employment, excise, customs, net worth, capital gains, transfer, documentary, stamp, social security, environmental, alternative minimum, occupation, real and personal property and other tax returns that are required to be filed, and the provision for taxes shown on the most recent balance sheet included in the Financial Statements is sufficient to satisfy all taxes of any kind of Seller, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, due, absolute, deferred, contingent, or other for all periods ended on or prior to the date of such balance sheet. As of the date hereof no tax liabilities have been assessed or proposed that remain unpaid, and Seller has not signed any extension agreement with the Internal Revenue Service or any state or local taxing authority. Seller has paid all taxes that have become due pursuant to such returns and has paid all installments of estimated taxes due. All taxes and other assessments and levies that Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. Seller will file and pay any taxes required for the year ended, December
31, 1998 and will continue to file and pay any taxes required for periods ending after December 31, 1998. From the end of its most recent fiscal year to the date hereof Seller has not made any payment of or on account of any federal, state, or local income, franchise, or any sales and use, ad valorem, receipts, value added, withholdings, profits, license, payroll, employment, excise, customs, net worth, capital gains, transfer, documentary, stamp, social security, environmental, alternative minimum, occupation, real or personal, and other property taxes, except as set forth in the Disclosure Schedule. Neither Seller nor Stockholder is aware of any basis upon which any assessment for a material amount of additional taxes could be made. The information shown on the federal income tax returns of Seller heretofore delivered to Purchaser is true, accurate, and complete and fairly presents the information purported to be shown. No liens for taxes exist with respect to any of the assets or properties of the Seller. No tax returns of the Seller are under audit or examination and no taxing authority has given notice, either orally or in writing that it will commence any such audit or examination. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of taxes and there is no effective power of attorney with respect to taxes.
Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

         5.14 Environmental Matters. Without limiting the generality of Section 5.12:

                  (i) Seller is in compliance in all material respects with all applicable Environmental Laws (as such term is defined in Exhibit "A" hereto);

                  (ii) Seller has obtained all material permits and approvals required under Environmental Laws, including, without limitation, all material environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements, and waivers of federal, state, and local governmental authorities ("Permits") necessary for the conduct of its business and the operation of its facilities, and all such Permits are in good standing and Seller is in compliance with all terms and conditions of such Permits;

                  (iii) Neither Seller nor any of its currently or previously owned or leased property or operations has been named as a potentially responsible party or is subject to any outstanding written order or decree from or agreement with any federal, state, or local governmental authority or other person or is subject to any judicial or docketed administrative proceeding respecting (x) Environmental Laws,
         (y) Remedial Action (as such term is defined in Exhibit A hereto), or (z) any material Environmental Liabilities and Costs (as such term is defined in Exhibit A hereto);

                  (iv) Except as set forth on the Disclosure Schedule, and to the best of Seller's and Stockholder's knowledge, there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of Seller that may give rise to Environmental Liabilities and Costs. Seller will order, at its expense, a Phase I environmental site assessment for the real property that is subject to the Lease within thirty (30) days of the Closing
         Date and use its best efforts to have the same completed within ninety (90) days of the Closing Date. Seller's only obligation to Purchaser arising from that Phase I is to provide Purchaser a copy of that Phase I assessment;

                  (v) Seller has not received any notice or claim to the effect that it is or is reasonably expected to be liable to any person as a result of a Release (as such term is defined in Exhibit A hereto) or threatened Release or any notice letter or request for information under CERCLA (as such term is defined in Exhibit A hereto);

                  (vi) No Environmental Lien (as such term is defined in Exhibit A hereto) and no unrecorded Environmental Lien of which Seller has notice has attached to any property of Seller;

                  (vii) There are no aboveground or underground storage tanks on, under or about property owned, operated or leased by the Seller, all vessels, systems and appurtenant piping that are regulated as underground storage tanks pursuant to Environmental Law have all required Permits, and any such former tanks on such property have been removed in accordance with Environmental Law and no residual contamination, if any, remains at such property in excess of applicable standards under Environmental Law; and

                  (viii) There are no polychlorinated biphenyls in excess of 50 parts per million in any article, container or equipment on, under or about property owned, operated or leased by the Seller and there is no friable asbestos containing material at, on, under or within such properties.

         5.15 Trademarks, Licenses, Etc. The Disclosure Schedule sets forth all of the trademarks, trade names, service marks, patents, copyrights, registrations, or applications with respect thereto, and licenses or rights under them and other intellectual property and proprietary rights (the "Intellectual Property") owned, used, or intended to be acquired or used by Seller, and, to the extent indicated in the Disclosure Schedule, they have been duly registered in such offices as are indicated therein. Seller is the sole and exclusive owner of the Intellectual Property and all information relating to the Seller' products, services, practices, procedures, customers, and suppliers used by or for the Seller and reflected in the drawings, specifications, reports, lists, computer databases and the like prepared by or for the Seller (the "Know-how"), all as set forth in the Disclosure Schedule. Seller has the sole and exclusive right, except to the extent listed in the Disclosure Schedule, to use the Intellectual Property and the Know-how, and, except to the extent set forth on the Disclosure
Schedule, all of them are free and clear of any mortgages, liens, encumbrances, equities, licenses, claims, and obligations to other persons of whatever kind and character. The conduct of the Seller's business as presently conducted does not violate, conflict with or infringe the intellectual property of any other person.
There are no claims threatened or pending by any person with respect to the ownership of the Intellectual Property or the Know-how and the Seller has received no communications alleging that the Seller has violated any rights relating to the intellectual property of any person.

         5.16 Insurance Policies. The insurance policies listed and described briefly in the Disclosure Schedule constitute all of the policies in force and effect in respect of the business, properties and assets, including, without limitation, insurance on personnel, of Seller. Seller is not in default under any such policy. Seller has not been refused insurance by any insurance carrier to which it has applied for insurance.

         5.17 Extraordinary Events. From the end of its most recent fiscal year to the date hereof, neither the business nor properties nor condition, financial or other, nor results of operations of Seller have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition, or taking of property by any governmental body or agency, flood, embargo, or Act of God or the public enemy, or cessation, interruption, or diminution of operations, whether or not covered by insurance.

         5.18 Adverse Restrictions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not events that of themselves or with the giving of notice or the passage of time or both, could constitute, on the part of Seller, a violation of or conflict with or result in any breach of, or default under the terms, conditions, or provisions of, any judgment, law, or regulation, or of the Articles of Incorporation or By-Laws of Seller, any agreement or instrument to which Seller is a party or by which it is bound, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever on the property or assets of Seller and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation of Seller.

         5.19 Material Information. Neither the Financial Statements nor this Agreement (including the Schedules and Exhibits hereto) nor any certificate or other information or document furnished or to be furnished by either Seller or Stockholder to Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

         5.20 Products in Warranty. Attached as part of the Disclosure Schedule are true and correct copies of Seller's standard warranty agreements used in connection with its business operations.
Seller's standard warranty agreements apply to each product in warranty except as otherwise indicated on the Disclosure Schedule.
Seller is not in violation in any material respect of any such warranty agreement, except as set forth on the Disclosure Schedule.

         5.21     Certain Transactions.   Except as set forth in the
Disclosure Schedule, none of the officers, directors, or employees of Seller is presently a party to any transaction with Seller
(other than for services as officers, directors, and employees), including, without limitation, any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director, any such employee, any member of a family of any officer, director, or such employee or any corporation, partnership, trust, or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

         5.22 No Governmental Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental agency, authority, or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.23     Employee Benefit Plans.

         The Disclosure Schedule contains a true, correct, and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance disability, bonus, vacation pay, severance pay, and other similar plans, programs, or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by Seller and maintained at any time by Seller or by any other member (hereinafter, "Affiliate") of a controlled group of corporations, group of trades, or businesses under common control or affiliated service group that includes Seller (as defined for purposes of Section
414(b), (c), and (m) of the Code) (collectively, the "Plans").
Seller has made available to Purchaser true, correct, and complete copies of all Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract, or other funding instrument, and true, correct, and complete written summaries of those that have not been reduced to writing. For each "defined benefit plan," Seller has made available a copy of the latest annual actuarial report, and for all Plans the latest Forms 5500. Except as set forth on the Disclosure Schedule, neither Seller nor any Affiliate has any obligation or other employee benefit plan liability under applicable law; nor has Seller or any Affiliate ever been obligated to contribute to any "multi-employer plan," as defined in Section
3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Seller nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance that would cause them to incur any such liability. Neither Seller nor any Affiliate has ever maintained a Plan providing health or life insurance benefits to former employees. No plan previously maintained by Seller or its Affiliates that was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of Subtitle C has occurred with respect to any such Plan, and no liability to the Pension
Benefit Guaranty Corporation has been incurred.  For each Plan,
Seller and every Affiliate are in compliance with all requirements prescribed by all statutes, regulations, orders, or rules currently in effect, and they have in all respects performed all obligations required to be performed by them. Neither Seller nor any Affiliate, nor any of their directors, officers, employees, or agents, nor any trustee or administrator of any trust created under the Plans, have engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA that could subject Seller or Purchaser or their affiliates, directors, or employees or the Plans or the trusts relating thereto or any party dealing with any of the Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Except as set forth on the Disclosure Schedule, neither the Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

         Each Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Purchaser; and nothing has occurred since the date of such determination letters that might cause the loss of such qualification or exemption. For each funded Defined Benefit Plan, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under such Plan, and there is no unpaid contribution for any Plan year ended prior to the Closing Date as required under Section 412 of the Code. For each Plan that is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made.

         Except as set forth on the Disclosure Schedule, all of the liabilities with respect to all of the Plans are accurately reflected in Seller's Financial Statements and Seller's Balance
Sheet.

         5.24 Continuing Representations. The representations and warranties of Seller and Stockholder herein contained (a) relating to non-tax matters shall survive the Closing for a period of one
(1) year after the date on which the Employment Agreement terminates, and (b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

6.       REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF PURCHASER.

         6.1 Due Authorization; Effect of Transaction. No provision of Purchaser's Articles of Incorporation or By-Laws, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Purchaser is a party or by which it is bound, has been, or will be violated by the execution by Purchaser of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Articles of Incorporation or By-Laws.

         6.2 Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority (corporate and other) to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in the Disclosure Schedule) and to execute and deliver and carry out the transactions contemplated by this Agreement.

         6.3 Continuing Representations. The representations and warranties of Purchaser herein contained (a) relating to non-tax matters shall survive the Closing for a period of one (1) year after the date on which the Employment Agreement terminates, and
(b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

7.       COVENANTS AND AGREEMENTS.

         7.1 Ordinary Conduct. Except as expressly permitted by the terms of this Agreement, for the period from November 1, 1998, through the Closing, Seller has caused its business to be conducted in the ordinary course of business in substantially the same manner as previously conducted and has used its best efforts to preserve its relationships with employees, customers, suppliers and others with whom the Seller deals and to maintain the assets of the Seller in good working order. Seller has not taken any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Assets not be satisfied. In addition, without limiting the generality of the foregoing, except as otherwise expressly permitted by the terms of this Agreement, Seller, except as has been disclosed to Purchaser:

                  (a) has operated its business in the normal, usual, and customary manner in the ordinary and regular course of business;

                  (b) has not sold or otherwise disposed of any of its properties or assets, other than inventory of finished goods sold in the ordinary course of business and other than obsolete inventory;

                  (c) except in each case in the ordinary course of business,

                           (i) did not amend or terminate any outstanding
                  lease, contract, or agreement,

                           (ii) did not incur any obligations or liabilities
                  (fixed, contingent, or other), and

                           (iii)  did not enter into any commitments;

                  (d) did not make any unusual transactions in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

                  (e) did not discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts now existing or hereafter entered into in the ordinary course of business, and commitments under leases now existing;

                  (f) did not mortgage, pledge, or subject to lien or any other encumbrances, any of its assets, tangible or intangible unless such mortgage, pledge, lien, or encumbrance is discharged before the Closing;

                  (g) did not sell or transfer any tangible asset or cancel any debts or claims except in each case in the ordinary course of business;

                  (h) did not sell, assign, or transfer any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;

                  (i) did not increase the compensation payable or to become payable to any of its officers, employees, or agents, except as set forth on the Disclosure Schedule;

                  (j) did not suffer any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

                  (k)      did not waive any rights of substantial value;

                  (l) did not enter into any other transaction or transactions that individually or in the aggregate are material to Seller; or

                  (m) did not hire for employment or engage the services of any person in addition to those persons employed by the Seller on November 11, 1998, except as set forth on the Disclosure Schedule.

         Except as set forth in the Disclosure Schedule, since the date of the most recent balance sheet in the Financial Statements to the date of Closing, the Seller did not take any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth herein.

         7.2 Confidentiality. Seller shall keep confidential and instruct its officers, directors, employees and advisors to keep confidential, all information relating to the Purchaser and its business, except as required by law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section. Seller agrees that Purchaser shall be entitled to specific performance and injunctive relief as remedies for any violation of this Section. Such remedies shall not be deemed the exclusive remedies for a breach of this Section by Seller or any of its officers, directors, employees and advisors, but shall be in addition to all other remedies available in law or at equity.

         7.3 Insurance. Seller shall keep, or cause to be kept, all insurance policies set forth in the Disclosure Schedule, or suitable replacements therefore, in full force and effect through the close of business on the Closing Date. Purchaser desires to keep such policies in place following the Closing. Because Seller has already prepaid the annual premium for such insurance policies, Purchaser shall rebate a prorated portion of such prepaid premiums at the Closing.

         7.4 Other Transactions. From the date of this Agreement to the Closing, none of the Seller, the Stockholder, nor any affiliate of Seller or the Stockholder shall, nor shall they permit any of their respective officers, directors, employees, advisors or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group
(other than Purchaser and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Seller. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, stockholder or other representative of the Seller, the Stockholder or any affiliate of the Seller or Stockholder whether or not such person is purporting to act on behalf of any Seller, the Stockholder or otherwise, shall be deemed to be a breach of this Section by Seller. In the event that the Seller, the Stockholder, or any affiliate of either receives a proposal relating to any such transaction, Seller and Stockholder shall promptly notify Purchaser of such proposal.

         7.5      Supplemental Disclosure.

                  (a) Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Disclosure
         Schedule hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule; provided, however, that no supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 8.6 or for purposes of determining whether any person is entitled to indemnification pursuant to Section 10.

                  (b) Seller shall cause to be prepared and shall deliver or cause to be delivered to Purchaser prior to the Closing, for any month ending after September 30, 1998, and prior to the Closing Date, unaudited balance sheets and unaudited statements of income for such months.

                  (c) Seller shall promptly notify Purchaser of, and furnish Purchaser any information it may reasonably request with respect to, the occurrence to Seller's knowledge of any event or condition or the existence to Seller's knowledge of any event or condition or the existence to Seller's knowledge of any fact that would cause any of the conditions of Purchaser's obligation to consummate the purchase and sale of the Assets not to be fulfilled.

8.       CONDITIONS OF PURCHASER'S OBLIGATIONS.

         The obligations of Purchaser hereunder are subject to the fulfillment to the reasonable satisfaction of the Purchaser, prior to or at the Closing, of each of the following conditions:

         8.1 Opinion of Seller's Counsel. Seller shall have furnished Purchaser with an opinion, dated the Closing Date, of Prince, Yeates & Geldzahler, counsel for Seller, in form and substance reasonably satisfactory to the Purchaser and its counsel.

         8.2 No Opposition. No suit, action, or proceeding shall be pending or threatened at any time prior to or on the Closing Date before or by any court or governmental body (a) seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (b) that might materially and adversely affect the business or properties or condition, financial or other, or results of operations of Seller.

         8.3      Consulting and Non-Competition Agreement.  The
Stockholder shall have executed and delivered to Purchaser an Employment and Non-Competition Agreement, in the form of Exhibit
"C" (the "Employment Agreement")  hereto, and the Lease.

         8.4 Permits, Etc. Seller shall have assigned to Purchaser, or Purchaser shall have obtained, all such permits, licenses, approvals, authorizations, variances, agreements, and warranties from federal, state, and local governmental authorities, which Purchaser shall, in the exercise of its sole discretion, deem necessary or desirable for the operation by Purchaser of the businesses of Seller after the Closing.

         8.5 Insurance. Seller shall have obtained appropriate binders or consents as to policies of insurance to be assigned to Purchaser hereunder.

         8.6 Representations and Covenants. The representations and warranties of Seller and Stockholder contained in this Agreement or otherwise made in writing by it or him or on its or his behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the covenants, agreements, and conditions to be performed or satisfied by Seller or Stockholder hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Seller and Stockholder shall have furnished Purchaser with such certificates and other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Purchaser shall have reasonably requested.

         8.7 Instruments of Transfer. Seller shall have delivered to Purchaser bills of sale, assignments, deeds, stock powers, and other instruments of transfer and assignment in accordance with the provisions hereof, transferring to Purchaser all of Seller's right, title, and interest in and to the Assets, including the Assigned
Contracts, to be transferred, sold, assigned, and conveyed by Seller to Purchaser pursuant to the provisions of this Agreement.

         8.8 Tax Waiver. Seller shall have received copies of a waiver of lien certificate from the appropriate tax authorities of all applicable jurisdictions (other than the U.S. Internal Revenue Service).

         8.9 Tax Allocation Agreement. Each Seller and Purchaser shall have executed and delivered a Tax Allocation Agreement in substantially the form of Exhibit "D" hereto.

         8.10 Payments to Bank and Lender. All obligations of Seller to its secured lenders shall have been satisfied, and each of bank and lender shall have released all security interests it may have in the Assets.

         8.11 Assignment of Name. Seller shall execute and deliver to Purchaser such documents (Assignment to Use Name, Consent to Use
Name) to permit Purchaser to conduct business as T.J. Products.

9.       CONDITIONS OF SELLER'S AND STOCKHOLDER'S OBLIGATIONS.

         The obligations of Seller and Stockholder hereunder are subject to the fulfillment to the reasonable satisfaction of Seller and Stockholder prior to or at the Closing of each of the following conditions:

         9.1 Opinion of Purchaser's Counsel. Purchaser shall have furnished Seller and Stockholder with an opinion, dated the Closing Date, of Johnson, Killen, Thibodeau & Seiler, P.A., counsel for

Purchaser, in form and substance reasonably satisfactory to Seller, Stockholder, and their counsel.

         9.2 Representations and Covenants. The representations and warranties of Purchaser contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each of the covenants, agreements, and conditions to be performed or satisfied by Purchaser hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Purchaser shall have furnished Seller and Stockholder with such certificates or other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Seller and Stockholder shall have reasonably requested.

         9.3 No Opposition. No suit, action, or proceeding shall be pending or threatened on the Closing Date before or by any court or governmental authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         9.4 Consulting and Non-Competition Agreement. The Purchaser shall have executed and delivered to Stockholder the fully executed Employment Agreement, have made prepayment to Stockholder of the annual salary for a three (3) year period in a lump sum gross amount of $360,000 and executed and delivered the Lease.

10.      INDEMNIFICATION BY SELLER AND STOCKHOLDER.

         10.1     Indemnification.

                  (a) Seller and Stockholder (collectively, the "Selling Parties") hereby agree jointly and severally to indemnify, defend, and hold Purchaser and Industrial Rubber Products, Inc., (collectively with Purchaser, the "Purchasing Parties") harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost, or expense (including reasonable attorneys' fees and settlement costs) to Purchasing Parties ("Loss") occasioned or caused by, resulting from, or arising out of:

                           (i) Any failure by a Selling Party to perform, abide by, or fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by such Selling Party.

                           (ii) Any material inaccuracy in or breach of any of the representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto.

                           (iii) Any failure on the part of Purchaser to withhold from the Purchase Price any amount due by Seller to any governmental authority or other person that results in a loss to Purchaser.

                           (iv) Any claim, known or unknown, arising out of or by virtue of or based upon any liability or obligation of Seller that is not an Assumed Liability.

                           (v) Any claim, known or unknown, arising out of or by virtue of or based upon any contract or agreement of Seller that (i) is not an Assigned Contract, or (ii) is connected with any breach by either Seller of an Assigned Contract or any failure by Seller to have performed any obligation or satisfied any liability thereunder to the extent required to be performed or satisfied at or prior to the Closing, or (iii) is not set forth (or described) in writing and furnished or made available to Purchasing Parties pursuant hereto.

                           (vi) Any liability or obligation for any tort or any breach or violation of any contractual, quasi-contractual, legal, fiduciary, or equitable duty by any Selling Party, whether before, at, or after the Closing.

                  The amount of any Loss shall be the amount of cash reimbursement or set-off that, when received by the Purchasing Party or Purchasing Parties incurring such loss, shall place such Purchasing Party or Purchasing Parties in the same financial position it or they would have been in if such Loss has not occurred.

         10.2 Notice of Claim. Purchasing Parties shall give prompt written notice to Selling Parties of any claim (actual or threatened) or other event that in the judgment of either
Purchasing Party might result or has resulted in a Loss by a Purchasing Party hereunder, and Selling Parties shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Selling Parties, who shall conduct the defense of such claim (actual, threatened, or asserted) or litigation, shall be reasonably satisfactory to the Purchasing Parties, and Purchasing Parties may participate in such defense at their expense, and provided, further, that the omission by Purchasing Parties to give notice as provided herein shall not relieve Selling Parties of their obligations hereunder except to the extent that the omission results in a failure of actual notice to the Selling Parties and Selling Parties are damaged solely as a result of the failure to give notice. No Selling Party, in the defense of any such claim or litigation, shall, except with the consent of each Purchasing Party, consent to the entry of any judgment or decree or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchasing Parties of a release from all liability in respect to such claim or litigation, and no Selling Party shall have liability with respect to any payment made by a Purchasing
Party in connection with the settlement, satisfaction, or compromise of any claim unless the Selling Parties shall have approved thereof in advance in writing, which approval shall not unreasonably be withheld or delayed. If the Purchasing Parties shall not have received notice that the Selling Parties shall assume the defense of such claim within twenty (20) days after the notice is sent to the Selling Parties of the existence of such claim, the Purchasing Parties shall be free to proceed with the defense of such claim. Each such notice shall be accompanied (or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by the President of Purchaser or Industrial Rubber Products, Inc., as the case may be, and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. The omission to give such notice or provide such certificate by Purchasing Parties shall not relieve Selling Parties of their obligation under this Section 10.2 except to the extent such omission results in a failure of actual notice to the Selling Parties and Selling Parties are damaged solely by such failure to give notice. No Loss shall be considered to have occurred with respect to any payment made by any Purchasing Parties in settlement, satisfaction, or compromise of any claim unless the Selling Parties shall have approved thereof in advance and in writing.

         10.3 Set-Off or Reimbursement. Purchasing Parties shall have the right to set-off against the payments of the Purchase Price payable by Purchaser as provided for herein (or, if such amounts have theretofore been paid, then to receive prompt reimbursement from Seller of an amount equal to) the amount of all Losses incurred by Purchasing Parties. Purchasing Parties shall deliver to Selling Parties a written notice explaining the nature and amount of each such set-off or required reimbursement as promptly as is reasonably practicable after Purchasing Parties shall have determined to make such set-off or to require such reimbursement.
Purchasing Parties may make such set-offs or require such reimbursements in any order they choose. Notwithstanding anything to the contrary contained in this Agreement or in Section 10 hereof, none of the Purchasing Parties shall be entitled to the set-off rights set forth herein, unless, until, and only to the extent that a Loss or Losses, in the minimum aggregate, exceed
$50,000. Further, the Selling Parties'reimbursement obligations and/or the set-off rights permitted under this Section 10 shall in no event exceed a total of $300,000, notwithstanding a Loss or Losses in excess of that amount.

         10.4 Warranty Claims. If any warranty claims are made against Seller or Purchaser arising from work completed and shipped prior to the Closing, Purchaser agrees, at Purchaser's expense, to perform any required warranty work at Purchaser's actual cost to perform the work. Provided however, that after Purchaser's total actual cost for all such warranty claims exceeds $10,000, the Seller shall be obligated to reimburse Purchaser for all amounts

Purchaser actually expends in excess of $10,000 for required warranty work. Purchaser further agrees that it will be responsible, at its expense and not at the expense of Seller, for any warranty claims arising from work shipped after the date of closing even though portions of the work may have been performed by Seller before Closing.

11.      BULK SALES ACT.  Intentionally deleted.

12.      MUTUAL COVENANTS.

         Seller and Purchaser covenant and agrees as follows:

         12.1 Cooperation. Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the business of the Seller from Seller to Purchaser and to minimize and disruption to the respective business of the Seller that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Assets and the business of the Seller as is reasonably necessary. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section. Purchaser shall in no event be required by this Section to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

         12.2 Publicity. Seller and Purchaser agree that, from the date hereof through the Closing Date, no release, announcement or disclosure to a third party or to the public generally concerning the transactions contemplated hereby shall be issued by any party hereto without the prior consent of the other party or parties hereto, except as such release or announcement may be required in the opinion of such party's independent counsel by law or the rules or regulations of any relevant securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

         12.3 Best Efforts. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur and to cause the representations and warranties made by such party herein to be true and correct as of the Closing.

         12.4 Records. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all original contracts, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, if any, in the possession of Seller relating to the business and operations of the Seller.

13.      FURTHER ASSURANCES.

         From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Section 12.3), as such party may reasonably deem necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

14.      TERMINATION.  Intentionally deleted.

15.      NO THIRD-PARTY BENEFICIARIES.

         This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

16.      EXPENSES.

         Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

17.      ATTORNEY FEES.

            Should it become necessary for either party to enforce its rights under this Agreement, whether in suit or otherwise, the prevailing party shall be entitled to recover from the unsuccessful party reasonable attorney's fees and costs, in addition to any other relief to which the party attempting to enforce its rights hereunder may be entitled.

18.      BROKERAGE FEE.

         Seller, Stockholder, Purchaser, and Guarantor each represent that no broker has been involved in this transaction and each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee, or commission claimed by any party who claims to have been involved because of association with such party.

19.      AMENDMENTS; WAIVERS.

         This Agreement constitutes the entire agreement of the parties related to the subject matter of this Agreement, supersedes all prior or contemporary agreements, representations, warranties, covenants, and understandings of the parties. This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent, or discharge is sought.

         Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation, or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition, or breach of covenant, representation, or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

20.      ASSIGNMENT; SUCCESSORS AND ASSIGNS.

         This Agreement shall not be assignable by any party without the written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21.      SEVERABILITY.

         If any provision or provisions of this Agreement shall be, or shall be found to be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

22.      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

         Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

23.      INTERPRETATION.

         The headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

24.      NOTICES.

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:

                  (a)      TO SELLER OR STOCKHOLDER:  If to Seller or
         Stockholder:

                           Dean G. Wilson
                           Sonwil  Products, Inc.
                           5574 Leo Park Road
                           West Jordan, UT 84088

                           with a copy to:

                           Carl W. Barton, Esq.
                           Prince, Yeates  & Geldzahler
                            City Center 1, Suite 900
                           175 E.  400 South
                           Salt Lake City, UT 84111

                  (b)      TO PURCHASER:  If to Purchaser, to:

                           Industrial Rubber Products - Utah, Inc.
                           3804 East 13th Avenue
                           Hibbing, MN 55746
                           Attn: Daniel O. Burkes

                           with a copy to:

                           Johnson, Killen, Thibodeau & Seiler, P.A.
                           811 Norwest Center
                           230 West Superior Street
                           Duluth, MN  55802

         and/or to such other person(s) and address(es) as either party shall have specified in writing to the other.

25.      LAW TO GOVERN.

         This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of Minnesota. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the state of Minnesota as is provided by law.

26.      ARBITRATION.

         If the parties hereto are unable to resolve any dispute with respect to claims arising hereunder within 30 days of written notice of such dispute by one party to the others, the parties first agree to arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, subject to the parties' rights to appeal or otherwise pursue this matter through the courts in accordance with the terms hereof.

27.      APPLIED COATINGS, L.C.

         The parties expressly acknowledge and agree that Stockholder owns 96% of Applied Coatings, L.C., a Utah limited liability company ("Applied Coatings"). Further, the assets, liabilities, ownership, management, and operation of Applied Coatings is expressly excluded in all respects from the transaction contemplated by this Agreement. Applied Coatings operates a spray coating business using poly urea and other compounds, and it does not produce or sell molded or hand-laid rubber linings or cast polyurethane. The Stockholder has engaged personnel to manage and operate Applied Coatings on a separate site and as a business separate from the operations of Seller. Purchaser and Guarantor acknowledge the existence of Applied Coatings and agree that the Stockholder's ownership and the operation of Applied Coatings, as described herein, does not constitute a breach of the non-competition covenant set forth in the Employment Agreement.
Purchaser agrees that Applied Coatings shall have a period of up to sixty (60) days after the Closing to relocate the Applied Coatings equipment. Until such relocation, Applied Coatings may leave its equipment on the real property covered by the Lease at no charge to Seller or Stockholder.

28.      JOINDER OF STOCKHOLDER AND GUARANTOR.

         The Stockholder and Guarantor have executed this Agreement for the purposes of joining in and guarantying the obligations of Seller and Purchaser respectively under this Agreement.

         IN WITNESS WHEREOF, Seller, Stockholder, Purchaser and
Guarantor have caused this Agreement to be executed as of the date first above written.

Industrial Rubber Products-
Utah, Inc.

By: s/ Daniel O. Burkes
Name: Daniel O. Burkes
Title: Chairman


Sonwil Products, Inc., dba T.J.
Products

By: s/ Dean G. Wilson
Name: Dean G. Wilson
Title: President
s/Dean G. Wilson
         Dean G. Wilson
Industrial Rubber Products,
Inc.

By: s/ Daniel O. Burkes
Name: Daniel O. Burkes
Title: President-CEO

                                                     EXHIBIT A

Certain Defined Terms

         "CERCLA" means the Comprehensive Environmental Response,
Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended or supplemented from time to time.

         "Contaminant" means any waste, pollutant, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum, or petroleum-derived substance or waste, or any constituent of any such pollutant material, substance or waste, including, without limitation, any pollutant material, substance, or waste regulated under any Environmental Law.

         "Environmental Laws" means all federal, state, local, and foreign laws or regulations, codes, orders, decrees, judgments, or injunctions issued, promulgated, approved, or entered thereunder relating to pollution or protection of the environment or occupational health and safety, including, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials, or wastes (including, without limitation, oil, asbestos, and radiation) into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, toxic, or hazardous substances, material, or wastes. Environmental Laws shall include, without limitation, Title 19 of the Utah Code Annotated known as the Utah Environmental Quality Act, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Medical Waste Tracking Act of 1988, Pub. L. No. 100-582, 102 Stat. 2950 (1988), as such laws have been amended or supplemented from time to time, and any analogous future federal, or present or future state, local, or foreign, statutes, ordinances, or bylaws.

         "Environmental Liabilities and Costs" means, as to the Seller, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any corporation, partnership, trust, individual, or other entity ("Person"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any Environmental Law, permit, order, approval, authorization, license, variance, or agreement with a federal, state, or local governmental authority or other person, arising from environmental, health, or safety conditions or a Release or threatened Release resulting from the past operations of the Seller (or any of its predecessors in interest), or any release for which the Seller is otherwise responsible under any Environmental Law.

         "Environmental Lien" means any lien or similar interest in favor of any federal, state, or local governmental authority for Environmental Liabilities and Costs.

         "Release" means, as to the Seller, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any property owned, leased, or controlled by Seller, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, groundwater, or property, including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any contaminant.

         "Remedial Action" means all actions necessary to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger present or future public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.


                                                     EXHIBIT B

                                                  LEASE AGREEMENT

         This Lease Agreement (the "Lease") is made effective as of the ___ day of ____________, 1999, between DGW Enterprises, L.C., a
Utah limited liability company ("Lessor"), and Industrial Rubber
Products-Utah, a Utah corporation ("Lessee").

                                            RECITALS:

         A. Lessor is the owner of certain real property located in Salt Lake County, Utah, at 5574 Leo Park Road, West Jordan, and four (4) buildings located on such real property (collectively, the "Buildings").

         B. Lessee desires to lease the Premises, as defined herein, from Lessor upon the terms and conditions set forth below.

         NOW THEREFORE, In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

                                                    SECTION ONE

         1.1 PREMISES: Lessor hereby leases to Lessee and Lessee hereby rents from Lessor the real property that is more particularly described and depicted on the attached Exhibit "A" and the Buildings and other improvements located thereon (the
"Premises").

         1.2 CONDITION. Lessor shall deliver the Premises to Lessee on the Commencement Date, as defined herein, in their "as-is" condition.

         1.3 ACCEPTANCE OF PREMISES. Lessee hereby acknowledges (a) that it has inspected and hereby accepts the Premises in their "as-is" "with-all-faults" condition; (b) that Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relates to Lessee's occupancy of the Premises and/or for the term of this Lease; and (c) that neither Lessor, nor any of Lessor's agents, has made any oral or written representations or warranties, implied or express, with respect to the said matters other than as set forth in this Lease.

                                                    SECTION TWO

         2.1 TERM OF LEASE. The initial term of the Lease shall be for a period of ten (10) years (the "Term"), commencing on January 20, 1999 (the "Commencement Date"), and terminating on January 19,
2008. Lessee shall surrender the Premises to Lessor immediately on termination of the Lease. Further, Lessee shall have the right to terminate this Lease upon at any time after January 19, 2003, upon six (6) months' prior written notice to Lessor.

                                                   SECTION THREE

         SIGNAGE: In the event that Lessee desires to affix any signage to any part of the exterior of the Premises, such signage shall be at Lessee's expense. Signage must comply with Lessor's master sign plan and with all local ordinances and must be pre-approved in writing by Lessor. Upon expiration or termination of the Lease,

Lessee shall remove any such signage at its sole cost and shall repair any damage to the Premises or the Buildings.

                                                   SECTION FOUR

         4.1 RENT: Lessee shall cause payment of Rent and charges, as the same may be adjusted from time to time, to be received by Lessor in lawful money of the United States, without offset or demand, except as set forth herein, on or before the day on which it is due under the terms of this Lease. Rent and all other rent and charges for any period during the term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved. Payment of Rent and other charges shall be made to Lessor at its address stated herein or to such other persons or at such other addresses as Lessor may from time to time designate in writing to Lessee.
For purposes of this Lease, the term "Rent" shall include the monthly rental amounts due hereunder and all other charges and amounts due under this Lease. Lessee shall pay Rent in advance on the first (lst) day of each month of the Term of this Lease as follows: (a) $12,500.00 per month from January 1, 1999, through and including December 31, 2000; (b) $13,000.00 per month from January
1, 2001, through and including December 31, 2003; (c) $13,500.00 per month from January 1, 2004, through and including December 31, 2005; and (d) $14,000.00 per month from January 1, 2006, through and including December 31, 2008.

         4.2 PAYMENTS: Rent payments shall be made to Lessor at the address directed, from time to time, by Lessor. A payment shall be delinquent if not paid and received by the tenth (10th) day of the month in which it is due, at which time the late charges referred to in Section 14 hereof shall apply and will be assessed against Lessee. On Lessee's failure to pay the Rent when due, a Default shall have occurred hereunder, and Lessor shall have the right to damages for Default and to enforce the remedies permitted hereunder and under applicable law.

         4.3      INTENTIONALLY DELETED.

                                                   SECTION FIVE

         5.1 USE OF PREMISES: Lessee agrees to use the Premises hereunder for the sole purpose of providing, manufacturing, and distributing protective rubber, urethane, and other abrasion resistant products, coatings, and linings and related specialty materials and products and certain painting. Lessee agrees that the Premises shall not be used for any other purposes or for any unlawful purpose, and Lessee agrees that Lessee shall not permit any use of the Premises which is in violation of any law, ordinance or regulation of any governmental authority, or any use which will constitute a nuisance. Lessee further agrees that the Premises shall not be used in any manner that will injure or impair the structural strength or the integrity of the Buildings. Lessee agrees not to sell or display any offensive or inappropriate merchandise in or outside the Premises.

         5.2      MAINTENANCE.

         (a) Lessee shall, at Lessee's sole cost and expense and at all times, keep, repair, and maintain the Premises and every part thereof in good order, condition and repair, non-structural
(whether or not such portion of the Premises requiring repair and maintenance, or the means of repairing and maintaining the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of such portion of the Premises), including, without limiting the generality of the foregoing, all equipment or facilities serving the Premises, such as fans, plumbing, heating, air conditioning, ventilating, electrical, lighting facilities, boilers, fired or unfired, pressure vessels, fire sprinkler and/or standpipe and hose or other automatic fire extinguishing system, including fire alarm and/or smoke detection systems and equipment, fire hydrants, fixtures, interior walls, ceilings, floors, slab, windows, doors, plate glass, stained glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, walls needing interior and/or exterior paint, signs, sidewalks and parkways located in, on, about, or adjacent to the Premises. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee's expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of, the Premises, the elements surrounding same, or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance and/or storage tank brought onto the Premises by or for Lessee or under its control. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices. Lessee's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Lessor may require Lessee to repaint the exterior of the Buildings on the Premises as reasonably required, but not more frequently than once every five (5) years at Lessee's cost.

         (b) Lessee shall, at Lessee's sole cost and expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in, the inspection, maintenance and service of the following equipment and improvements, if any, located on the
Premises:  (i) heating, air conditioning and ventilation equipment;
(ii) boiler, fired or unfired pressure vessels; (iii) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection;
(iv) landscaping and irrigation systems; (v) roof covering and drain maintenance; and (vi) asphalt maintenance. Notwithstanding the foregoing, Lessee may provide reasonable evidence of such inspection, maintenance and service in lieu of outsource contracting.

         5.3 LESSOR OBLIGATIONS. It is intended by Lessor and Lessee that Lessor have only the obligation to repair and maintain the structural components of the Buildings. Specifically, Lessor shall maintain and repair the foundations, roofs, and structural components of the walls. Otherwise, Lessor shall have no obligation, in any manner whatsoever, to repair or maintain the Premises or the Buildings, the improvements located thereon, or the equipment therein. Except as expressly set forth in this Section
5.3, all maintenance and repair obligations are intended to be that of the Lessee's under Section 5.2 hereof. It is the intention of the Lessor and Lessee that the terms of this Lease govern the respective obligations of the Lessor and Lessee as to maintenance and repair of the Premises.

         5.4      INTENTIONALLY LEFT BLANK.

         5.5      INTENTIONALLY LEFT BLANK

         5.6      HAZARDOUS SUBSTANCES:

         (a) The term "Hazardous Substance," as used in this Lease, shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in, on or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Lessor and compliance in a timely manner (at Lessee's sole cost and expense) with all Applicable Law (as defined in Section 5.7). "Reportable
Use" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority. Reportable Use shall also include Lessee's being responsible for the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable Law requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may, without Lessor's prior consent, but in compliance with all Applicable Law, use any ordinary and customary materials reasonably required to be used by Lessee in the normal course of Lessee's business permitted on the Premises, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may (but without any obligation to do so) condition its consent to the use or presence of any Hazardous Substance, activity or storage tank by Lessee upon Lessee's giving Lessor such additional assurances as Lessor, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, and the environment against damage, contamination or injury and/or liability therefrom or therefor, including, but not limited to, the installation (and removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit hereunder.

         (b) If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition involving or resulting from same, has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor. Lessee shall also immediately give Lessor a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Substance or contamination in, on, or about the Premises, including, but not limited to, all such documents as may be involved in any Reportable
Use involving the Premises.

         (c) Lessee shall indemnify, protect, defend and hold Lessor, its agents, employees, lenders and ground Lessor, if any, and the Premises harmless from and against any and all loss of rents and/or damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorneys' and consultant's fees arising out of or involving any Hazardous Substance or storage tank brought onto the Premises by or for Lessee or under Lessee's control.
Lessee's obligations under this Section 5.6 shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation (including consultant's and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances or storage tanks, unless specifically so agreed by Lessor in writing at the time of such agreement.

         5.7 LESSEE COMPLIANCE WITH LAW. Except as otherwise provided in this Lease, Lessee shall, at Lessee's sole cost and expense, fully, diligently and in a timely manner, comply with all "Applicable Law," which term is used in this Lease to include all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor's engineers and/or consultants, relating in any manner to the Premises (including, but not limited to, matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill or release of any Hazardous Substance or storage tank), now in effect or which may hereafter come into effect, and whether or not reflecting a change in policy from any previously existing policy. Lessee shall, within five (5) days after receipt of Lessor's written request, provide Lessor with copies of all documents and information, including, but not limited to, permits registrations, manifests, applications, reports and certificates, evidencing Lessee's compliance with any Applicable Law specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Lessee or the Premises to comply with any Applicable Law.

         5.8 INSPECTION/COMPLIANCE. It is recognized and acknowledged that Lessor or an employee or agent of Lessor will be on the premises working in the capacity of Lessee's general manager. In consequence of that, Lessor acknowledges that it has continuous opportunities to inspect and shall make itself aware of the continuing condition of the Premises and shall promptly report any changes, conditions or otherwise which may trigger rights or obligations under this Lease. Mr. Dean G. Wilson owns and controls
Lessor and is currently employed by Lessee. If Mr. Wilson, in his employment capacity with Lessee, directly causes Lessee to breach the terms of this Lease, Lessee shall not be responsible, financially or otherwise, for such breach.

                                                    SECTION SIX

         6.1 TAXES AND ASSESSMENTS: This Lease is intended to be absolutely net of all costs to Lessor.
         (a) Payment of Taxes. Lessee shall pay the Real Property Taxes, as defined in Section 6.2, applicable to the Premises during the term of this Lease. Subject to Section 6.1(b), all such payments shall be made at least ten (10) days prior to the delinquency date of the applicable installment. Lessee shall promptly furnish Lessor with satisfactory evidence that such taxes have been paid. If any such taxes to be paid by Lessee shall cover any period of time prior to or after the expiration or earlier termination of the term hereof, Lessee's share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year this Lease is in effect, and Lessor shall reimburse Lessee for any overpayment after such proration. If Lessee shall fail to pay any Real Property Taxes required by this Lease to be paid by Lessee, Lessor shall have the right to pay the same, and Lessee shall reimburse Lessor therefor upon demand.

         (b) Advance Payment. In order to insure payment when due and before delinquency of any or all Real Property Taxes, Lessor reserves the right, during any period in which Lessee remains in uncured default after applicable cure periods, to estimate the current Real Property Taxes applicable to the Premises, and to require such current year's Real Property Taxes to be paid in advance to Lessor by Lessee, either: (i) in a lump sum amount equal to the installment due, at least twenty (20) days prior to the applicable delinquency date, or (ii) monthly in advance with the payment of the Rent. If Lessor elects to require payment monthly in advance, the monthly payment shall be that equal monthly amount which, over the number of months remaining before the month in which the applicable tax installment would become delinquent (and without interest thereon), would provide a fund large enough to fully discharge before delinquency the estimated installment of taxes to be paid. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payment shall be adjusted as required to provide the funds needed to pay the applicable taxes before delinquency. If the amounts paid to Lessor by Lessee under the provisions of this Section are insufficient to discharge the obligations of Lessee to pay such Real Property Taxes as the same become due, Lessee shall pay to Lessor, upon Lessor's demand, such additional sums as are necessary to pay such obligations. All moneys paid to Lessor under this Section may be intermingled with other moneys of Lessor and shall not bear interest. In the event of a Breach by Lessee in the performance of the obligations of Lessee under this Lease, then any balance of funds paid to Lessor under the provisions of this Section may, subject to proration as provided in Section 6.1(a), at the option of Lessor, be treated as an additional Security Deposit hereunder.

         6.2 "REAL PROPERTY TAXES" As used herein, the term "Real Property Taxes" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Premises by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, levied against any legal or equitable interest of Lessor's in the Premises or in the real property of which the Premises are a part, Lessor's right to rent or other income therefrom, and/or Lessor's business of leasing the Premises. The term "Real Property Taxes" shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring, or changes in applicable law taking effect, during the term of this Lease, including, but not limited to, a change in the ownership of the Premises or in the improvements thereon, the execution of this Lease, or any modification, amendment or transfer thereof, and whether or not contemplated by the Lessor and Lessee.

         6.3 JOINT ASSESSMENT: If the Premises are not separately assessed, Lessee's liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available.

         6.4 PERSONAL PROPERTY TAXES. Lessee shall pay prior to delinquency all taxes assessed against and levied upon Lessee-owned alterations, utility installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause such Trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee's said personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee within ten (10) days after receipt of a written statement setting forth the taxes applicable to Lessee's property or, at Lessor's option, as provided in Section 6.1(b).

         6.5      INSURANCE:

         (a) Payment for Insurance. Lessee shall obtain and pay for all insurance required under this Section 6.5 (the "Insuring
Party"). Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within ten (10) days following receipt of an invoice for any amount due.

         (b) Liability Insurance. Lessee shall obtain and keep in force during the term of this Lease a Commercial General Liability policy of insurance protecting Lessee and Lessor (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with such endorsements as Lessor shall reasonably request. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Lessee's indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Lessee shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance to be carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

         (c)      Property Insurance--Buildings, Improvements and Rental
                  Value.

                  (i) Buildings and Improvements. The Insuring Party shall obtain and keep in force during the term of this Lease a policy or policies in the name of Lessor, with loss payable to Lessor and to the holders of any mortgages, deeds of trust or ground leases on the Premises ("Lender(s)"), insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by Lenders, but in no event more than the commercially reasonable and available insurable value thereof if, by reason of the unique nature or age of the improvements involved, such latter amount is less than full replacement cost. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake), including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Premises required to be demolished or removed by reason of the enforcement of any building, zoning, safety or land use laws, as the result of a covered cause of loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U. S.
Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located.

                  (ii) Adjacent Premises. If the Premises are part of a larger building, or if the Premises are part of a group of buildings owned by Lessor which are adjacent to the Premises, the Lessee shall pay for any increase in the premiums for the property insurance of such building or buildings if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.

                  (iii) Tenant's Improvements. If the Lessor is the Insuring Party, the Lessor shall not be required to insure Lessee
Owned Alterations and Utility Installations unless the item in question has become the property of Lessor under the terms of this Lease. If Lessee is the Insuring Party, the policy carried by Lessee under this Section 8.3 shall insure Lessee Owned Alterations and Utility Installations.

         (d) Lessee's Property Insurance. Subject to the requirements of Section 6.5(e), Lessee at its cost shall either by separate policy or, at Lessor's option, by endorsement to a policy already carried, maintain insurance coverage on all of Lessee's personal property, Lessee Owned Alterations and Utility Installations in, on, or about the Premises similar in coverage to that carried by the Insuring Party under 6.5(c). Such insurance shall be full replacement cost coverage. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property or the restoration of Lessee Owned Alterations and Utility
Installations. Lessee shall be the Insuring Party with respect to the insurance required by this Section 6.5(d) and shall provide
Lessor with written evidence that such insurance is in force.

         (e) Insurance Policies. Insurance required hereunder shall be in companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a "General Policyholders Rating" as may be required by a Lender having a lien on the Premises, as set forth in the most current issue of "Best's Insurance Guide." Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Section 6.5. If Lessee is the Insuring Party, Lessee shall cause to be delivered to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with the insureds and loss payable clauses as required by this Lease. No such policy shall be cancelable or subject to modification except after thirty (30) days' prior written notice to Lessor. Lessee shall at least thirty (30) days prior to the expiration of such policies, furnish Lessor with evidence of renewals or "insurance binders" evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. If the Insuring Party shall fail to procure and maintain the insurance required to be carried by the Insuring Party under this Section 6.5, the other party hereto may, but shall not be required to, procure and maintain the same, but at Lessee's expense. Notwithstanding any provision herein to the contrary, Lessee may obtain insurance coverages under so-called blanket basis policies which provide insurance to other premises operated by Lessee or its affiliates, which policies may contain such deductible and other features as are determined by Lessee in the exercise of reasonable business judgment.

         (f) Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor ("Waiving Party") each hereby release and relieve the other, and waive their entire right to recover damages (whether in contract or in tort) against the other, for loss of or damage to the Waiving Party's property, arising out of or incident to the perils required to be insured against under
Section 6.5. The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of insurance carried or required, or by any deductibles applicable thereto.

         (g) Indemnity. Except for Lessor's gross negligence and/or breach of express warranties or breach of this Lease, Lessee shall indemnify, protect, defend and hold harmless the Lessor and its agents, Lessor's master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, costs, liens, judgments, penalties, attorney's and consultant's fees, expenses and/or liabilities arising out of, involving, or in dealing with, the occupancy of the Premises by Lessee, the conduct of Lessee's business, any act, omission or neglect of Lessee, its agents, contractors, employees or invitees, and out of any Default or Breach by Lessee in the performance in a timely manner of any obligation on Lessee's part to be performed under this Lease. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not (in the case of claims made against Lessor) litigated and/or reduced to judgment, and whether well founded or not. In case any action or proceeding be brought against Lessor by reason of any of the foregoing matters, Lessee upon notice from Lessor shall defend the same at Lessee's expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be so indemnified. Except for Lessee's gross negligence and/or breach of express warranties or breach of this Lease, Lessor shall indemnify, protect, defend and hold harmless the Lessee and its agents from and against any and all claims, damages, costs, liens, judgments, penalties, attorneys' and consultants' fees, expenses and/or liabilities arising out of or involving any act, omission or neglect by Lessor, its agents, contractors, employees or invitees and out of any default or breach by Lessor in the performance in a timely manner of any obligation on Lessor's part to be performed under this Lease.

         (h) Exemption of Lessor from Liability. Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Buildings of which the Premises are a part, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not unless caused by the gross negligence of Lessor or its agents or employees or Lessor's breach of this Lease.
Lessor shall not be liable for any damages arising from any act or neglect of any other tenant of Lessor.

         6.6 UTILITIES AND SNOW REMOVAL: Lessee shall arrange, fix and bear the cost of gas, electrical, water, sewage and telephone services furnished to the Premises during the Term and all renewals thereof of this Lease. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal, snow removal, and other utilities and services supplied to the Premises, together with any taxes thereon. Lessee agrees to remove accumulations of snow and ice, within a reasonable time after such removal becomes necessary, from the front of the entire Buildings including the south doorway and the full length of the sidewalk in order to allow easy access to the Buildings and the Premises and to ensure safety.

                                                   SECTION SEVEN

         7.1      ALTERATIONS/FIXTURES.

         (a) Definitions/Consent Required. The term "Utility Installations" is used in this Lease to refer to all carpeting, window coverings, air lines, power panels, electrical distribution, fire protection systems, lighting fixtures, heating, ventilating, and air conditioning equipment, plumbing, and fencing in, on or about the Premises. The term "Trade Fixtures" shall mean Lessee's machinery and equipment that can be removed without doing material damage to the Premises. The term "Alterations" shall mean any modification of the improvements on the Premises from that which are provided by Lessor under the terms of this Lease, other than Utility Installations or Trade Fixtures, whether by addition or deletion. "Lessee Owned Alterations and/or Utility Installations" are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor as defined in Section 7.2. Lessee shall not make any Alterations or Utility Installations in, on, under or about the Premises without Lessor's prior written consent, which will not be unreasonably withheld or delayed.
Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof), as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, and the cost thereof during the term of this Lease as extended does not exceed $50,000.

         (b) Consent. Any Alterations that Lessee shall desire to make shall be presented to Lessor in written form with proposed detailed plans. All consents given by Lessor, whether by virtue of
Section 7.2(a) or by subsequent specific consent, shall be deemed conditioned upon: (i) Lessee's acquiring all applicable permits required by governmental authorities, (ii) the furnishing of copies of such permits together with a copy of the plans and specifications for the Alteration or Utility Installation to Lessor prior to commencement of the work thereon, and (iii) the compliance by Lessee with all conditions of said permits in a prompt and expeditious manner. Any Alterations or Utility Installations by Lessee during the term of this Lease shall be done in a good and workmanlike manner, with good and sufficient materials, and in compliance with all Applicable Law. Lessee shall promptly upon completion thereof furnish Lessor with as-built plans and specifications therefor.

         (c) Indemnification. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanics' or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days' notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises. If Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying
Lessor against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim.
In addition, Lessor may require Lessee to pay Lessor's attorneys' fees and costs in participating in such action if Lessor shall decide it is to its best interest to do so.

         (d) Addition. Lessee has informed Lessor that it will require an addition to one of the Buildings located on the Premises to house the additional equipment, inventory, and supplied currently located in Lessee's Clearfield, Utah, facility (the "Addition"). Lessee shall bear the entire cost of the Addition, and the planning and construction of the Addition shall be subject to the terms of this Section 7.1 and to the other terms of this Lease.

        7.2       OWNERSHIP/REMOVAL/SURRENDER/RESTORATION:

         (a) Ownership. Subject to Lessor's right to require their removal as hereinafter provided in this Section 7.2, all Utility
Additions made to the Premises by Lessee shall be the property of and owned by Lessor. Unless otherwise instructed per Section
7.2(b) hereof, all Utility Installations shall, at the expiration or earlier termination of this Lease, become the property of Lessor and remain upon and be surrendered by Lessee with the Premises.

         (b) Removal. Unless otherwise agreed in writing, Lessor may require that any or all Lessee Owned Alterations or Utility
Installations be removed by the expiration or earlier termination of this Lease, notwithstanding their installation may have been consented to by Lessor provided that notice is given at least six months prior to the termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned
Alterations or Utility Installations made without the required consent of Lessor.

         (c) Surrender/Restoration. Lessee shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, with all of the improvements, parts, and surfaces thereof clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear excepted. "Ordinary wear and tear" shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Lessee performing all of its obligations under this Lease. Except as otherwise agreed or specified in writing by Lessor, the Premises, as surrendered, shall include the Utility Installations. The obligation of Lessee shall include the repair of any damage occasioned by the installation, maintenance or removal of Lessee's Trade Fixtures, furnishings, equipment, and Alterations and/or Utility Installations, as well as the removal of any storage tank installed by or for Lessee, and the removal, replacement, or remediation of any soil, material or ground water contaminated by Lessee, all as may then be required by Applicable Law and/or good practice. Lessee's Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee subject to its obligation to repair and restore the Premises per this Lease.

         7.3      REPAIRS:

         Lessee shall be responsible for the cost of making all routine and extraordinary repairs and replacements of any non-structural nature to the Buildings and the Premises, including, but not limited to, plumbing, equipment, carpeting, lighting fixtures, painting and the cost of all maintenance on the leased Premises. Repairs and maintenance shall include work needed to maintain and preserve all fixtures, glass, appurtenances, plumbing, electrical, heating, ventilating and other equipment. Notwithstanding the foregoing or any other provision to the contrary, Lessee shall be responsible for the cost of any upgrades, replacements, changes, or modifications to the Premises or to the Buildings, including structural items required by any law, ordinance, code or regulation promulgated by any federal, state or local authority and which apply to the Lessee's use of the Premises or Buildings during the term of this Lease and any extensions thereof. Any repair, replacement, maintenance, upgrade, change or modification must be done with the prior reasonable consent of Lessor in a manner reasonably approved by Lessor and by contractors approved by Lessor.

         7.4 COMPLIANCE: Any work done at the request of or as part of the responsibility of the Lessee, including all replacements, must be completed in compliance with all applicable codes, standards or regulations. If Lessee refuses or neglects to work on, repair, replace, restore or maintain the Premises or the Buildings as required hereunder, or commence such work within 60 days after written demand by the Lessor, Lessor may make such repairs or undertake the required work without liability to the Lessee for any loss or damage to Lessee's merchandise, fixtures or other property, or to Lessee's business, by reason of such work, and Lessee shall on demand reimburse Lessor, upon Lessor providing a bill to Lessee, all of Lessor's costs of such work. Late payments shall be subject to the same provisions and penalties as set forth in Section 4.2 above.

                                                   SECTION EIGHT

         LESSOR'S RIGHT TO ENTER: Lessee shall permit Lessor and Lessor's agents to enter the Premises after reasonable notice to Lessee to inspect the Premises; to post notices of non-liability for alterations, additions, or repairs, or to place on the Premises any usual or ordinary "For Sale" signs, without any rebate of Rent to Lessee or damages for any loss of occupation or quiet enjoyment of the Premises, provided such entry or activity by Lessor shall not unreasonably interfere with or disrupt Lessee's business at the Premises. Lessor retains the right to enter the Premises at any time without notice to Lessee in the event of any emergency. Lessor may, at any time within sixty (60) days prior to the expiration of this Lease, place on the windows and doors of the Premises any
usual or ordinary "to Let" or "To Lease" signs.   Lessor and
Lessor's agents may, during the last-mentioned period, enter on the Premises at reasonable hours, and exhibit the same to prospective tenants, provided such entry or activity by Lessor shall not unreasonably interfere with or disrupt Lessee's business at the Premises. This provision need only apply so long as Mr. Dean G. Wilson is not permitted to enter the Premises in his employment with Lessee.

                                                   SECTION NINE

         REMOVAL OF LIENS BY LESSEE: Lessee will not permit any mechanic's, materialman's, or other liens to stand against the Premises or the Buildings for work or material contracted for by Lessee. Should any liens be filed against the Premises or the Buildings arising out of work performed or materials furnished at the request of the Lessee, or because of any claim against Lessee, Lessee shall cause the same to be canceled within ten (10) days after notice by Lessor, subject to the terms of Section 7.1(c) hereof. Lessee hereby indemnifies and holds Lessor harmless against all loss, damages, expenses and costs, including attorney's fees, on account of claims and/or liens based on work or material furnished for Lessee or persons claiming under Lessee. In the event that Lessee fails to have any lien removed, Lessor may satisfy such lien and Lessee shall be responsible for all costs and expenses incurred by Lessor in connection with such lien satisfaction and removal, including attorney's fees.

                                                    SECTION TEN

INTENTIONALLY DELETED


                                                  SECTION ELEVEN

         CONDEMNATION: If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of the floor area of the Premises, or more than twenty-five percent (25%) of the land area not occupied by any Buildings, is taken by condemnation, Lessee may, at Lessee's option, to be exercised in writing within ninety (90) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ninety (90) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Buildings located on the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be divided between Lessor and Lessee in accordance with applicable Utah law; provided, however, that Lessee shall be entitled to any compensation, separately awarded to Lessee for Lessee's relocation expenses and/or loss of Lessee's Trade Fixtures. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall to the extent of its net severance damages received, over and above the legal and other expenses incurred by Lessor in the condemnation matter, repair any damage to the Premises caused by such condemnation, except to the extent that Lessee has been reimbursed therefor by the condemning authority. Lessee shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair.


                                                  SECTION TWELVE

DAMAGE OR DESTRUCTION.

         12.1     DEFINITIONS.

         (a) "Premises Partial Damage" shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, the repair cost of which damage or destruction is less than 50% of the then Replacement Cost of the Premises immediately prior to such damage or destruction, excluding from such calculation the value of the land and Lessee Owned Alterations and Utility Installations.

         (b) "Premises Total Destruction" shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations the repair cost of which damage or destruction is 50% or more of the then Replacement Cost of the Premises immediately prior to such damage or destruction, excluding from such calculation the value of the land and Lessee Owned Alterations and Utility Installations.

         (c) "Insured Loss" shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which was caused by an event required to be covered by the insurance described in Section 6.5(c), irrespective of any deductible amounts or coverage limits involved.

         (d) "Replacement Cost" shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of applicable building codes, ordinances or laws, and without deduction for depreciation.

         (e) "Hazardous Substance Condition" shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined herein in, on, or under the Premises.

         12.2 PARTIAL DAMAGE--INSURED LOSS. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall provide Lessee with written notice of Lessor election to repair and restore or to terminate this Lease within 30 days after the Insured Loss, and Lessor shall, at Lessor's expense, repair such damage (but not Lessee's Trade Fixtures or Lessee Owned Alterations and Utility Installations) within 60 days of the occurrence and this Lease shall continue in full force and effect. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee's responsibility) as and when required to complete said repairs. In the event, however, the shortage in proceeds was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within thirty (30) days following receipt of written notice of such shortage and request therefor.
If Lessor receives said funds or adequate assurance thereof within said thirty (30) day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If Lessor does not receive such funds or assurance within said period, Lessor may nevertheless elect by written notice to Lessee within thirty (30) days thereafter to make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, following the occurrence of the damage or destruction. Unless otherwise agreed, Lessee shall in no event have any right to reimbursement from Lessor for any funds contributed by Lessee to repair any such damage or destruction, provided such funds are actually expended in reconstruction. Premises Partial Damage due to flood or earthquake shall be subject to Section 12.3 rather than
Section 12.2, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Lessor or Lessee.

       12.3 PARTIAL DAMAGE--UNINSURED LOSS. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee's expense and this Lease shall continue in full force and effect, but subject to Lessor's rights under
Section 14), Lessor may elect to repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect. Lessor shall provide
Lessee with written notice of its election within 30 days after the occurrence of such Premises Partial Damage.

         12.4 TOTAL DESTRUCTION. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs (including any destruction required by any authorized public authority), this Lease shall terminate sixty (60) days following the date of such Premises Total Destruction, whether or not the damage or destruction is an Insured Loss or was caused by a negligent or willful act of Lessee. Lessor shall have the election to repair and restore the Premises or to terminate this Lease in the event of such Premises Total Destruction, and Lessor shall provide Lessee with written notice of its election within 30 days of such Premises
Total Destruction.


         12.5 DAMAGE NEAR END OF TERM. If at any time during the last six (6) months of the term of this Lease there is damage for which the cost to repair exceeds one (1) month's Rent, whether or not an Insured Loss, Lessor may, at Lessor's option, terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving written notice to Lessee of Lessor's election to do so within thirty (30) days after the date of occurrence of such damage. Provided, however, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, within twenty
(20) days following the occurrence of the damage, or before the expiration of the time provided in such option for its exercise, whichever is earlier ("Exercise Period"), (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs. If Lessee duly exercises such option during said Exercise
Period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor's expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect.
If Lessee fails to exercise such option and provide such funds or assurance during said Exercise Period, then Lessor may at Lessor's option terminate this Lease as of the expiration of said sixty (60) day period following the occurrence of such damage by giving written notice to Lessee of Lessor's election to do so within ten
(10) days after the expiration of the Exercise Period, notwithstanding any term or provision in the grant of option to the contrary.

         12.6     ABATEMENT OF RENT/LESSEE REMEDIES:

         (a) In the event of damage described in Section 12.2 (Partial Damage-Insured), whether or not Lessor or Lessee repairs or restores the Premises, the Rent, Real Property Taxes, insurance premiums, and other charges, if any, payable by Lessee hereunder for the period during which such damage, its repair or the restoration continues, shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired. Except for abatement of Rent, Real Property Taxes, insurance premiums, and other charges, if any, as aforesaid, all other obligations of Lessee hereunder shall be performed by Lessee, and Lessee shall have no claim against Lessor for any damage suffered by reason of any such repair or restoration.

         (b) If Lessor shall be obligated to repair or restore the Premises under the provisions of this Section 12 and shall not commence, in a substantial and meaningful way, the repair or restoration of the Premises within ninety (90) days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to

Lessor and to any Lenders of which Lessee has actual notice of Lessee's election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Lessee gives such notice to Lessor and such Lenders and such repair or restoration is not commenced within thirty (30) days after receipt of such notice, this Lease shall terminate as of the date specified in said notice. If Lessor or a Lender commences the repair or restoration of the Premises within thirty (30) days after receipt of such notice, this Lease shall continue in full force and effect. "Commence" as used in this Section shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

         12.7     INTENTIONALLY DELETED

         12.8 TERMINATION--ADVANCE PAYMENTS. Upon termination of this Lease pursuant to this Section 12, an equitable adjustment shall be made concerning advance Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee's Security Deposit as has not been, or is not then required to be, used by Lessor under the terms of this Lease.

         12.9 WAIVE STATUTES. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

         12.10 LESSEE RIGHTS. In the event of any destruction - whether partial, insured, uninsured, total or otherwise - in the event Lessor is unable to rebuild or substantially restore the premises to a tenantable condition within one hundred twenty (120) days after the event giving rise to such damage or otherwise enter into an Agreement to Lessee's satisfaction providing for the prompt and timely repair and restoration, Lessee shall have the absolute right to terminate this Lease and all rights and obligations hereunder on not less than thirty (30) days' written notice to Lessor.

                                                 SECTION THIRTEEN

         ASSIGNMENT AND SUBLETTING.

         13.1     CONSENT REQUIRED.

         (a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or otherwise transfer or encumber (collectively, "assignment") or sublet all or any part of Lessee's interest in this Lease or in the Premises without Lessor's prior written consent given under and subject to the terms of Section 24.

         (b) A change in the control of Lessee shall constitute an assignment requiring Lessor's consent. For purposes of this Lease, a "change of control" shall mean a majority of the board of directors or other governing body being elected during the term hereof consisting of directors or members who are not members of such board of directors or governing body at any time for at least
2 years prior to such election and who are not approved by the majority of incumbent directors immediately prior to the change.

         (c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which results or will result in a reduction of the Net Worth of Lessee, as hereinafter defined, by an amount equal to or greater than twenty-five percent (25%) of such Net Worth of Lessee as it was represented to Lessor at the time of the execution by Lessor of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Lessee was or is greater, shall be considered an assignment of this Lease by Lessee to which Lessor may reasonably withhold its consent. "Net Worth of Lessee" for purposes of this Lease shall be the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles consistently applied.

         (d) An assignment or subletting of Lessee's interest in this Lease without Lessor's specific prior written consent shall, at Lessor's option, be a Default curable after notice per Section
14.1(c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unconsented to assignment or subletting as a noncurable Breach, Lessor shall have the right to either: (i) terminate this Lease, or (ii) upon thirty
(30) days' written notice ("Lessor's Notice"), increase the monthly
Rent to fair market rental value or one hundred ten percent (110%) of the Rent then in effect, whichever is greater. Pending determination of the new fair market rental value, if disputed by Lessee, Lessee shall pay the amount set forth in Lessor's Notice, with any overpayment credited against the next installment(s) of Rent coming due, and any underpayment for the period retroactively to the effective date of the adjustment being due and payable immediately upon the determination thereof. Further, in the event of such Breach and market value adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to the then fair market value
(without the Lease being considered an encumbrance or any deduction for depreciation or obsolescence, and considering the Premises at its highest and best use and in good condition), or one hundred ten percent (110%) of the price previously in effect, whichever is greater, (ii) any index-oriented rental or price adjustment formulas contained in this Lease shall be adjusted to require that the base index be determined with reference to the index applicable to the time of such adjustment, and (iii) any fixed rental adjustments scheduled during the remainder of the Lease term shall be increased in the same ratio as the new market rental bears to the Rent in effect immediately prior to the market value adjustment.

         13.2     TERMS AND CONDITIONS:

         (a) Regardless of Lessor's consent, any assignment or subletting shall not (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent and other sums due Lessor hereunder or for the performance of any other obligations to be performed by Lessee under this Lease.

         (b) Lessor may accept any Rent or performance of Lessee's obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of any Rent or performance shall constitute a waiver or estoppel of Lessor's right to exercise its remedies for the Default or Breach by Lessee of any of the terms, covenants or conditions of this Lease.

         (c) The consent of Lessor to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Lessee or to any subsequent or successive assignment of subletting by the sublessee. However, Lessor may consent to subsequent sublettings and assignments of the sublease or any amendments or modifications thereto without notifying Lessee or anyone else liable on the Lease or sublease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease or sublease.

         (d) In the event of any Default or Breach of Lessee's obligations under this Lease, Lessor may proceed directly against Lessee, any guarantors or any one else responsible for the performance of the Lessee's obligations under this Lease, including the sublessee, without first exhausting Lessor's remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor or Lessee.

         (e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including, but not limited to, the intended use and/or required modification of the Premises, if any, together with a non-refundable deposit of $1,000 or ten percent (10%) of the current monthly Rent, whichever is greater, as reasonable consideration for Lessor's considering and processing the request for consent. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested by Lessor.

         (f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Lessor, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented in writing.

         (g) The occurrence of a transaction described in Section 13.1(c) shall give Lessor the right (but not the obligation) to require that the Security Deposit be increased to an amount equal to six (6) times the then monthly Rent, and Lessor may make the actual receipt by Lessor of the amount required to establish such Security Deposit a condition to Lessor's consent to such transaction.

         (h) Lessor, as a condition to giving its consent to any assignment or subletting, may require that the amount and adjustment structure of the rent payable under this Lease be adjusted to what is then the market value and/or adjustment structure for property similar to the Premises as then constituted.

       13.3 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

         (a) Lessee hereby assigns and transfers to Lessor all of Lessee's interest in all Rent, rentals, and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Lessee, and Lessor may collect such Rent and income and apply same toward Lessee's obligations under this Lease; provided, however, that until a Breach (as defined in Section 13.1) shall occur in the performance of Lessee's obligations under this Lease, Lessee may, except as otherwise provided in this Lease, receive, collect and enjoy the Rents accruing under such sublease. Lessor shall not, by reason of this or any other assignment of such sublease to Lessor, nor by reason of the collection of the Rent from a sublessee, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee's obligations to such sublessee under such sublease. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee's obligations under this Lease, to pay to Lessor the Rent and other charges due and to become due under the sublease. Sublessee shall rely upon any such statement and request from Lessor and shall pay such rents and other charges to Lessor without any obligation or right to inquire as to whether such Breach exists and notwithstanding any notice from or claim from Lessee to the contrary. Lessee shall have no right or claim against said sublessee, or, until the Breach has been cured, against Lessor, for any such Rent and other charges so paid by said sublessee to Lessor.

         (b) In the event of a Breach by Lessee in the performance of its obligations under this Lease, Lessor, at its option and without any obligation to do so, may require any sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any other prior Defaults or Breaches of such sublessor under such sublease.

         (c) Any matter or thing requiring the consent of the sublessor under a sublease shall also require the consent of Lessor herein.

         (d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor's prior written consent.

         (e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

                                                 SECTION FOURTEEN

DEFAULT/BREACH/REMEDIES.

       14.1 DEFAULT/BREACH: A "Default" is defined as a failure by the Lessee after notice to observe, comply with, or perform any of the terms, covenants, conditions, or rules applicable to Lessee under this Lease. A "Breach" is defined as the occurrence of any one or more of the following Defaults, and, where a grace period for cure after notice is specified herein, the failure by Lessee to cure such Default prior to the expiration of the applicable grace period, and shall entitle Lessor to pursue the remedies set forth in Sections 14.2 and/or 14.3:

         (a) The vacating of the Premises without the intention to reoccupy same, or the abandonment of the Premises.

         (b) Except as expressly otherwise provided in this Lease, the failure by Lessee to make any payment of Rent or any other monetary payment required to be made by Lessee hereunder, whether to Lessor or to a third party, as and when due, the failure by Lessee to provide Lessor with reasonable evidence of insurance or surety bond required under this Lease, or the failure of Lessee to fulfill any obligation under this Lease, where such failure continues for a period of ten (10) days for the payment of Rent and thirty (30) days for any other Breach after such performance is due.

         (c) Except as expressly otherwise provided in this Lease, the failure by Lessee to provide Lessor with any documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of thirty (30) days following written notice by or on behalf of Lessor to Lessee.

         (d) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease that are to be observed, complied with or performed by Lessee, other than those described in Sections 14 (a), (b), or (c), above, where such Default continues for a period of thirty (30) days after written notice thereof by or on behalf of Lessor to Lessee; provided, however, that if the nature of Lessee's Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach of this Lease by Lessee if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

         (e) The occurrence of any of the following events: (i) the making by Lessee of any general arrangement or assignment for the benefit of creditors; (ii) Lessee's becoming a "debtor" as defined in 11 U.S.C. sec.101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty (30) days;
or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subsection (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

         (f) The discovery by Lessor that any financial statement given to Lessor by Lessee or any guarantor of Lessee's obligations hereunder was materially false.

         (g) If the performance of Lessee's obligations under this Lease is guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor's liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor's becoming insolvent or the subject of a bankruptcy filing, (iv) a guarantor's refusal to honor the guaranty, or (v) a guarantor's breach of its guaranty obligation on an anticipatory breach basis, and Lessee's failure, within sixty (60) days following written notice by or on behalf of Lessor to Lessee of any such event, to provide Lessor with written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the guarantors that existed at the time of execution of this Lease.

       14.2 REMEDIES. If Lessee fails to perform any affirmative duty or obligation of Lessee under this Lease, Lessor may at its option (but without obligation to do so) perform such duty or


                                                        56
bligation on Lessee's behalf, including, but not limited to, the obligation on Lessee's behalf, including, but not limited to, the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by Lessee to Lessor upon invoice therefor. If any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn, Lessor, at its option, may require all future payments to be made under this Lease by Lessee to be made only by cashier's check. In the event of a Breach of this Lease by Lessee, as defined in
Section 14.1, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach, Lessor may:

         (a) Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the worth at the time of the award of the unpaid rent which had been earned at the time of termination;
(ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of the leasing commission paid by Lessor applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the prior sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee's Default or Breach of this Lease shall not waive Lessor's right to recover damages under this Section. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding the unpaid rent and damages as are recoverable therein, or Lessor may reserve therein the right to recover all or any part thereof in a separate suit for such rent and/or damages. If a notice and grace period required under Section 14.1(b), (c), or (d) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Lessee under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by Sections 14.1(b), (c) or (d). In such case, the applicable grace period under Sections 14.1(b), (c) or (d) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

         (b) Continue the Lease and Lessee's right to possession in effect after Lessee's Breach and abandonment and recover the rent as it becomes due, provided Lessee has the right to sublet or assign, subject only to reasonable limitations. See Sections 13 and 24 for the limitations on assignment and subletting, which limitations Lessee and Lessor agree are reasonable. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver to protect the Lessor's interest under the Lease shall not constitute a termination of the Lessee's right to possession.

         (c) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Premises are located.

         (d) The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve
Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee's occupancy of the Premises.

       14.3       INTENTIONALLY DELETED


       14.4 LATE CHARGES: Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor's designee within ten (10) days after notice shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's Default or Breach with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Rent, then notwithstanding any other provision of this Lease to the contrary, Rent shall, at Lessor's option, become due and payable quarterly in advance.

       14.5 BREACH BY LESSOR: Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to maintain the structural components of the Buildings asrequired under Section 5.3 hereof. For purposes of this Section 14.5, a reasonable time shall in no event be less than thirty (30) days after receipt of notice by Lessor. If Lessor shall not commence the diligent cure of such roof repair, after notice is provided for above, Lessee shall have the right, on not less than ten (10) days' notice to Lessor, to itself cure such structural component repairs at the expense of Lessor and shall have the further right to offset and charge against any monetary obligation subsequently due hereunder.

                                                  SECTION FIFTEEN

         BROKERS' FEES: Both Lessor and Lessee represent and warranty to each other that no brokers, real estate or leasing agents are entitled to any fee or commission in connection with the Premises or this Lease. Further Lessor and Lessee hereby agree to indemnify and hold the other harmless from and against any claims, damages, actions, commissions, and/or costs (including attorney's fees) arising in connection with any claim for a commission related to the Premises and/or this Lease

                                                  SECTION SIXTEEN

         16.      OPTION TO PURCHASE:

         16.1 GRANT OF OPTION. Lessor hereby grants to Lessee the exclusive right and option, upon the terms and conditions hereinafter set forth, to purchase the Premises from Lessor (the
"Option").

         16.2 EXERCISE PERIOD. This Option shall be exercisable only as follows: (1) for a period of one (1) year from the date hereof at the Initial Purchase Price and for the balance of the Term of
this Lease at the Appraised Purchase Price.   Notwithstanding any
other provisions set forth in this Agreement, the Option shall automatically terminate upon Lessee's termination of this Lease pursuant to Section 2.1 hereof or upon any other termination hereof.


         16.3 FAILURE TO EXERCISE OPTION. If Lessee does not exercise this Option prior to the expiration of the exercise period referred to in Section 16.2 hereof, all consideration paid for this Option shall be retained by Lessor, this Agreement shall, without further act of the parties hereto, become null and void and of no further force or effect, and Lessee shall have no further rights or claims against Lessor or the Premises.

         16.4 EXERCISE OF OPTION. This Option may be exercised by Lessee at any time during the exercise period referred to in
Section 16.2 above by written notice to Lessor delivered or sent in any manner permitted in Section 21 below. If Lessee so exercises this Option, then upon and subject to the terms and conditions of this Agreement, Lessor agrees to sell the Premises to Lessee, and Lessee agrees to purchase the Premises from Lessor. Said sale and purchase shall be effected by use of a special warranty deed
(herein called the "Deed"), subject to the Permitted Exceptions as hereinafter defined, which Deed Lessor shall execute, acknowledge, and deliver to the Title Company prior to Closing

         16.5 PURCHASE PRICE. The purchase price for the Premises shall be $1,100,000.00 in cash or immediately available funds, if Lessee exercises the Option on or before January 1, 2000 (the
"Initial Purchase Price"). If Lessee exercises the Option after January 1, 2000, the purchase price for the Premises shall be equal to the appraised value of the Premises in cash or immediately available funds, prepared as soon as possible (but within 45 days at the latest) after such exercise of the Option by Jonathan L.
Cook, MAI (the "Appraised Purchase Price"). If he is unwilling or unable to do so, such appraisal shall be rendered and performed by
J. Philip Cook, MAI in accordance with this Section 16.5. If he is unwilling or unable to do so, Lessor and Lessee may mutually select an MAI appraiser to perform such appraisal within fifteen (15) days after such exercise. If Lessor and Lessee cannot mutually agree on such appraiser within such time, Lessor and Lessee shall each select an MAI appraiser, and the 2 appraisers shall mutually select a third MAI appraiser within 10 days after they are appointed. The Appraised Purchase Price shall then become the average of those 3
appraisals.   The Initial Purchase Price and the Appraised Purchase
Price, as appropriate used and applied in this Agreement, are sometimes referred to as the "Purchase Price."

         16.6 PAYMENT OF PURCHASE PRICE. Lessee shall pay the Purchase Price in immediately available funds either by wire or in cash at Closing.

         16.7.     CONDITION TO EXERCISE.    Lessor's right to exercise
the Option is subject to the following conditions: Lessee shall not be in monetary default under this Lease, and Lessee shall not have failed to fully reimburse any and all funds requested by Lessor and spent by Lessor to cure a breach of this Lease by Lessee.

         16.8 OPENING TITLE COMPANY ACCOUNT. Within three (3) business days after Lessee exercises this Option, Lessor and Lessee shall open an account (the "Title Company Account") with a title company selected by Lessor (the "Title Company") to consummate the sale and purchase contemplated by this Agreement (herein called the "Closing"), shall deposit with the Title Company one fully executed counterpart of this Agreement.

         16.9 CONDITIONS TO CLOSING. The Closing shall not occur unless and until each and every of the following conditions precedent to Closing have been satisfied; provided, how-ever, that the party entitled to the benefit of any such condition may waive the same by written notice to the Title Company and the other party hereto:

         (a) Upon Closing, the Title Company shall be ready, willing, able and irrevocably committed to issue an American Land Title
Association (ALTA) owner's policy of title insurance, current standard form for extended coverage, insuring Lessee's fee simple ownership of the Premises in the amount of the Purchase Price, subject only to the following Permitted Exceptions (herein called the "Permitted Exceptions"): (i) nondelinquent taxes; (ii) easements and rights-of-way; (iii) other non-financial matters of record; and (iv) any exceptions created by Lessee.

         (b) At Closing Lessor shall execute, acknowledge and deliver to the Title Company a Non-Foreign Affidavit.

         (c) Between the date of exercise of this Option and the Closing, the Premises shall not have been materially adversely affected in any way as the result of any legislative or regulatory change, or any fire, explosion, earthquake, accident, casualty, riot, civil commotion, condemnation, requisition, embargo, act of God or of the public enemy or of the armed forces of the United States, or otherwise, whether or not insured against.

         16.10 BEST EFFORTS TO FULFILL CONDITIONS. Lessor and Lessee agree to pursue diligently the satisfaction of and to use their best efforts to satisfy each and every of the conditions to Closing referred to in Section 16.9 hereof as soon as reasonably possible and further agree to give Title Company and the other party hereto written notice of the satisfaction, waiver or failure of each such condition promptly after such satisfaction, waiver of failure finally occurs.

         16.11 FAILURE OF CONDITIONS. Should either party hereto receive or give notice in accordance with Section 16.10 above, either before or upon the date set for Closing, that any of the conditions referred to in Section 16.9 above as to which such party is entitled to the benefit will not be satisfied, and should such party choose not to waive such condition, such party may, in its sole and absolute discretion, terminate the Title Company Account and this Agreement by written notice to Title Company and the other party hereto, in which event Title Company shall return all documents and funds deposited pursuant hereto to the party depositing the same and neither party hereto shall have any further liability to the other hereunder.

         16.12 CLOSING. The Title Company shall close the sale and purchase of the Premises contemplated hereunder as soon as reasonably possible after the date upon which the last of the conditions set forth in Section 16.9 hereof has been finally satisfied or waived; provided, however, that unless the Closing shall occur on or before the date which is thirty (30) days after Lessee exercises this Option, the Title Company Account shall terminate without further acts of the parties hereto, and in such event the Title Company shall, unless Lessor refuses to close, return all documents and funds deposited pursuant hereto to the parties depositing the same and neither party shall have any further liability to the other hereunder, except as otherwise expressly provided in said Section 16.14 hereof.

         When the Title Company is prepared to close the transaction contemplated hereby, Title Company is authorized and instructed to record the Deed in the Office of the County Recorder of Salt Lake
County, Utah.

         16.13 PRORATIONS AND COSTS. All property taxes and all other income and expenses with regard to the Premises shall be prorated between Lessor and Lessee through the Title Company
Account as of the date of Closing.   In the event the transaction
contemplated by this Agreement does not close for any reason other than the default of Lessee, Lessor and Lessee shall equally share and pay any and all cancellation fees charged by the Title Company.

         16.14             REMEDIES.     In the event of a default or breach by
Lessor or Lessee hereunder which prevents the Closing from taking place in accordance with the terms of this Agreement, the nondefaulting party shall have all the rights and remedies allowed at law or in equity. Both parties agree that, should either party default in any of the covenants or agreements herein contained, the defaulting party shall pay all costs and expenses, including without limitation, reasonable attorney's fees, which may arise or accrue from enforcing or terminating this Agreement, or in pursuing any remedy provided hereunder or allowed by applicable law. In the event the Title Company is required to file an interpleader action in court to resolve the dispute over the earnest money deposit referred to herein or otherwise in connection with this Agreement, Lessor and Lessee agree that the defaulting party shall pay the court costs and reasonable attorney's fees incurred by the Title
Company in bringing such action.

         16.15 OPTION NON-TRANSFERABLE: The Option is personal to Lessee and may not be transferred, assigned, sold, or otherwise conveyed to any entity or person.

                                                 SECTION SEVENTEEN

         ATTORNEYS' FEES. In the event that either Lessor or Lessee shall institute any action or proceeding against the other relating to the provisions of this Lease, or any Default or Breach hereunder, then, and in that event, the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of such action including reasonable attorneys' fees and disbursements incurred therein by the successful party. Further, Lessee shall reimburse Lessor on demand for any and attorney's fees and costs incurred in connection with any efforts or actions, whether in suit or otherwise, taken by Lessor to enforce the terms of this Lease

                                                 SECTION EIGHTEEN

         HOLDING OVER: If Lessee holds possession of the Premises after the Term, as applicable, Lessee shall become a tenant at will on and subject to the terms herein specified, but at the monthly Rent shall automatically increase to 150% of the then current monthly
Rent.

                                                 SECTION NINETEEN

                           SUBORDINATION/ATTORNMENT/NON-DISTURBANCE

       19.1 SUBORDINATION: This Lease and any option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device
(collectively, "Security Device"), now or hereafter placed by Lessor upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Lessee agrees that the Lenders holding any such Security Device shall have no duty, liability or obligation to perform any of the obligations of Lessor under this Lease, but that in the event of Lessor's Default with respect to any such obligation, Lessee will give any Lender whose name and address have been furnished Lessee in writing for such purpose notice of Lessor's Default and allow such Lender thirty (30) days following receipt of such notice for the cure of said Default before invoking any remedies Lessee may have by reason thereof. If any Lender shall elect to have this Lease and/or any option granted hereby superior to the lien of its Security Device and shall give written notice thereof to Lessee, this Lease and such options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

       19.2       ATTORNMENT:  Subject to the non-disturbance provisions of
Section 19.3, Lessee agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Security Device, and that in the event of such foreclosure, such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership, (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, or (c) be bound by prepayment of more than one month's rent. By complying with this Section 19.2, Lessee does not waive any claims it may have against Lessor for breaches of this Lease.

       19.3 NON-DISTURBANCE: With respect to the Security Devices entered into by Lessor after the execution of this Lease, Lessee's subordination of this Lease shall be subject to receiving assurance
(a "non-disturbance agreement") from the Lender that Lessee's possession and this Lease, including any options to extend the term hereof or purchase the Premises, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises and such new Lessor agrees to be bound by and subject to the terms of this Lease.

       19.4 SELF-EXECUTING: The agreements contained in this Section 19 shall be effective without the execution of any further documents; provided, however, that, upon written request from

Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any such subordination or non-subordination, attornment and/or non-disturbance agreement as is provided for herein.



                                                  SECTION TWENTY

         QUIET ENJOYMENT: Lessor covenants, warrants and represents that Lessor has full right and power to execute this Lease and to grant the estate demised herein and, so long as Lessee is not in Default or Breach under any of the terms and conditions of this Lease, Lessee shall peaceably hold and quietly enjoy the Premises, and shall have the right of ingress and egress to and from the Premises. Lessee will not attach any stereo speakers to ceiling of Premises and will not play music at an excessively high volume. Lessor further warrants to Lessee that it is the owner in fee simple absolute of the Premises leased hereunder and has good and marketable title thereto subject to no encumbrances, restrictions, covenants or conditions which would materially interfere with or restrict Lessee's rights hereunder. Lessor shall provide to Lessee prior to the commencement of this Lease a commitment for a lessee's policy of title insurance evidencing Lessor's good and marketable title to the Premises leased hereby at Lessee's cost.

                                                SECTION TWENTY-ONE

         NOTICE: All notices under this Lease must be in writing and either hand delivered or sent by United States mail, certified receipt requested, postage prepaid, addressed as follows, except that any party may by written notice, given as aforesaid, change its address for subsequent notice to be given hereunder:

                           Lessor:          Dean G. Wilson
                                            DGW Enterprises, L.C.
                                            5577 West Leo Park Road
                                            West Jordan Utah 84088

                           With a copy to:

                                            Carl W. Barton, Esq.
                                            Prince, Yeates & Geldzahler
                                            175 East 400 South
                                            Suite 900
                                            Salt Lake City, Utah 84111

                        Lessee:          Industrial Rubber Products - Utah, Inc.
                                         3804 East 13th Avenue
                                         Hibbing MN 55746
                                         Attn:Daniel O. Burkes

                           With a copy to:
                                      John N. Nys
                                      Johnson, Killen, Thibodeau & Seiler, P.A.
                                      811 Norwest Center
                                      230 West Superior Street
                                      Duluth, MN 55802

                                                SECTION TWENTY-TWO

         PARKING: It is expressly agreed and acknowledged by Lessee shall have the exclusive right to use any and all parking located on the Premises.

                                               SECTION TWENTY-THREE

         23.1 NO WAIVER: Lessor's acceptance of late rent or failure to enforce any term of this Lease shall not be construed as a waiver of any of Lessor's rights under this Lease. No payment by Lessor or a receipt by Lessor of an amount less the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment be deemed by itself as accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such rent or pursue any other remedy.

         23.2 BINDING EFFECT: The terms of this Lease shall apply to and bind the heirs and assigns of the parties.

         23.3 UNENFORCEABLE PROVISIONS: If any provision of this Lease shall be declared invalid or unenforceable, the remainder of the Lease shall continue in full force and effect.

         23.4 GOVERNING LAW: This agreement is made in the State of Utah and its validity and the rights and obligations to the parties hereunder shall be determined in accordance with the laws of the State of Utah.

         23.5 HEADINGS: The section captions contained in this Lease are for convenience only and shall not be considered in the construction of interpretation of any provision hereof.

         23.6 SEVERABILITY: The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

         23.7 INTEREST ON PAST-DUE OBLIGATIONS: Any monetary payment due, other than late charges, not received by a party within thirty
(30) days following the date on which it was due, shall bear interest from the thirty-first (31st) day after it was due at the rate of 12% per annum, but not exceeding the maximum rate allowed by law, in addition to the late charge provided for herein.

         23.8 TIME OF ESSENCE: Time is of the essence with respect to the performance of all obligations to be performed or observed by Lessor and Lessee under this Lease.

         23.9 RENT DEFINED: All monetary obligations of Lessee to Lessor under the terms of this Lease are deemed to be Rent.

         23.10 NO PRIOR OR OTHER AGREEMENTS: This Lease contains all agreements between Lessor and Lessee with respect to any matter mentioned herein, and no other prior to contemporaneous agreement or understanding shall be effective.

         23.11 CUMULATIVE REMEDIES: No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.
         23.12 COVENANTS AND CONDITIONS: All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions.

         23.13 CHOICE OF LAW: This Lease shall be governed by the laws of the State of Utah. Any litigation between the Lessor and Lessee hereto concerning this Lease shall be initiated in the county in which the Premises are located.

         23.14 AUCTIONS: Lessee shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Lessor's prior written consent. Notwithstanding anything to the contrary in this Lease, Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

         23.15 TERMINATION/MERGER: Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Lessor shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies. Lessor's failure within ten (10) days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor's election to have such event constitute the termination of such interest.

         23.16             INTENTIONALLY DELETED

         23.17 RESERVATIONS. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee.

         23.18 AUTHORITY. If any party hereto is a corporation, trust, limited liability company, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. If Lessee is a corporation, limited liability company, trust, or partnership, Lessee shall, within thirty (30) days after request by Lessor, deliver to Lessor evidence satisfactory to Lessor of such authority.

         23.19 AMENDMENTS. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification. The parties shall amend this Lease from time to time to reflect any adjustments that are made to the Rent or other rent payable under this Lease. As long as they do not materially change Lessee's obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by an institutional, insurance company, or pension plan Lender in connection with the obtaining of normal financing or refinancing of the property of which the Premises are a part.

         23.20 MULTIPLE PARTIES. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Lessee, the obligations of such multiple parties shall be the joint and several responsibility of all persons or entities named herein as such Lessee.

                                                SECTION TWENTY-FOUR

INTENTIONALLY DELETED


                                                SECTION TWENTY-FIVE

TENANCY STATEMENT. Each party hereto (as "Responding Party") shall within ten (10) days after written notice from the other party hereto (the "Requesting Party") execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most current "Tenancy Statement" form published by the American Industrial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.


                                                SECTION TWENTY-SIX

GUARANTOR.

         26.1 If there are to be any guarantors of this Lease, the form of the guaranty to be executed by each such guarantor shall be in a form prepared by and acceptable to Lessor, and each said guarantor shall have the same obligations as Lessee under this

Lease, including, but not limited to, the obligation to provide the Tenancy Statement and information called for by Section 25.

       26.2 It shall constitute a Default of the Lessee under this Lease if any such guarantor fails or refuses, upon reasonable request by Lessor to give; (a) evidence of the due execution of the guaranty called for this Lease, including the authority of the guarantor (and of the party signing on guarantor's behalf) to obligate such guarantor on said guaranty, and including in the case of a corporate guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, together with a certificate of incumbency showing the signatures of the persons authorized to sign on its behalf, (b) current financial statements of guarantor as may from time to time be requested by Lessor, (c) a Tenancy Statement, or (d) written confirmation that the guaranty is still in effect.

                                               SECTION TWENTY-SEVEN

         27.1 Force Majeure. Lessee shall be excused from the performance of any duty or obligation incumbent upon it under the Lease during any period in which Lessee shall be prevented from completing or performing such duty by reason of strikes, walkouts, labor troubles, restrictive governmental laws or regulations, riots, insurrection or war or other reason of like nature not the fault of Lessee. If Lessee cannot occupy substantially all of the premises, there shall be a proportionate abatement of all charges during such period of less than full occupancy. During any period, all rent and other charges will abate on an equitable basis in light of the extent to which Lessee can perform.

         27.2 Recording. Lessor agrees to enter into a short form of this Lease in recordable form recognizing Lessee's rights hereunder, including its rights to purchase the Premises, and that Lessee shall be entitled to record a copy of such short form lease with Lessee to bear the costs of such recording.

IN WITNESS WHEREOF, the parties have executed this Lease on the date and at the placed listed opposite their names.

                                                LESSOR
                                                DGW ENTERPRISES, L.C.


                                                By__________________________
                                                Dean G. Wilson, managing member

                                                LESSEE
                                                Industrial Rubber Products-
                                                Utah, Inc., a Utah corporation


                                                By__________________________
                                                Its__________________________

                                                    EXHIBIT "A"

                                                 Legal Description
Parcel 1:

BEGINNING at a point which lies South 89.46'30" East 61.00 feet and North 0.03' East 110.09 feet and South 89.57'00" East 183.72 feet from the Southwest corner of Section 1, Township 3 South, Range 2 West, Salt Lake Base and Meridian, and running thence South 89.57'00" East 80.29 feet; thence North 0.03' East 120.00 feet; thence South 27.08'50" East 366.27 feet to a point on the North line of Leo Park Road; thence Southwesterly along a 943.90 foot radius curve to the right (center is North 27.08'50" West 943.90 feet) 181.72 feet; thence North 16.07' West 284.06 feet to the place of BEGINNING.

Parcel 2:

BEGINNING at a point which lies South 89.46'30" East 61.00 feet, South 0.03'00" West 539.71 (South 0.03'00" East 539.71 feet in some instruments of record) and North 71.44'06" East 295.70 feet from the Northwest corner of Section 12, Township 3 South, Range 2 West, Salt Lake Base and Meridian, and running thence North 13.13'00" West 219.38 feet; thence Easterly 181.79 feet along the arc of a 1003.90 foot radius curve to the left, long chord bears North 71.35'44' East 181.55 feet; thence South 23.35'32" East 219.92 feet; thence South 71.44'06" West 221.27 feet to the point of BEGINNING.

Parcel 4:

BEGINNING at a point which lies South 89.46'30" East 61.00 feet and South 0.03' West 200.06 feet and Northeasterly along a curve to the left (whose center is North 0.03' West 943.90 feet) 448.05 feet from the Southwest corner of Section 1, Township 3 South, Range 2 West, Salt Lake Base and Meridian; and running thence Northeasterly along said curve 95.01 feet; thence North 57.05'09" East 85.23 feet; thence North 32.54'51" West 407.89 feet; thence South 78.25' West 101.24 feet; thence South 0.03' West 90.00 feet; thence South 27.08'50" East 366.27 feet to the point of BEGINNING.


                                                     EXHIBIT C

                                               EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the ____ day of January 20, 1999, by and between Industrial Rubber Products-Utah, Inc., a Utah corporation (the
"Company"), and Dean G. Wilson (the "Employee").

                                                     RECITALS:

         A. The entity that owns all of the share of the Company has entered into an agreement to purchase substantially all of the assets of Sonwil Products, Inc., dba T.J. Products, an entity wholly owned by Dean G. Wilson ("T.J. Products");

         B. T.J. Products is in the business of producing and applying various rubber linings, rubber moldings, and urethane moldings;

         C. The Employee has managed and directed T.J. Products for a substantial period of time;

         D. The Company has established its Western Division, as more specifically defined herein, and desires to employ the Employee to direct and manage the operation of the Company's
Western  Division;

         E. The Employee desires to accept such employment and managerial duties.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Employee hereby agree as follows:

                                                     ARTICLE I
                                                    DEFINITIONS

         In addition to words and terms elsewhere defined herein, the following words and terms as used herein shall have the following meanings:

         1.1 "Confidential Information" shall mean any proprietary information of the Company disclosed to or known by the Employee, whether directly or indirectly, in connection with the services rendered under this Agreement or arising from Employee's employment with Sonwil Products, Inc., including, without limitation, information which relates to the Company's trade secrets, technical, financial, marketing, operating, personnel, product, and any other proprietary information relating to the Company's products, processes, services, inventions, testing, manufacturing, cost and price data, the identity and needs of the Company's customers for the Western Division, and any information which is not generally known or available to any person or entity with competing interests to those of the Company.

         1.2 "Company's Western Division" or "Western " shall mean the operations, properties, equipment, and assets formerly known as T.J. Products, as defined herein, and the Company's other operations, properties, equipment, and assets in the State of Utah, Nevada, Wyoming, Colorado, Montana, Arizona, and Idaho.

         1.3 "Western Division Earnings" shall mean pre-tax operating income of the Company's Western Division, less capital expenditures, determined in accordance with generally accepted accounting principles.

         1.4 "Closing" shall mean the date on which the Company closes the purchase of substantially all of the assets of T.J. Products.

         1.5 "Incapacity" shall mean the inability of the Employee, as a result of physical or mental disability, to substantially perform his duties with the Company or its affiliates for a period of at least three (3) consecutive months, as determined in writing by two
(2) physicians mutually selected by the Company and the Employee.

                                                    ARTICLE II
                                                    EMPLOYMENT

         2.1      Title/Nature of Relationship.   The Employee shall act in
and hold the position and title of vice president of the Company and president and general manager of the Western Division. The
Employee will render services under this Agreement with the authority and responsibility to direct and manage the Company's
Western Division as a separate and independent division of the Company. The Employer will have decision and policy making authority within the requirements of all Company policies of general application, all governmental requirements, specifically including the rules and regulations of the Securities and Exchange Commission, and subject to the advice and consent of the Company's President. Further, at the request of the Company and at the Employee's convenience, the Employee shall participate in the Company's management and board meetings at the Company's cost.

         2.2 Duties of Employee. Throughout the term of this Agreement, the Employee shall be an employee of the Company. His duties shall include: (a) managing the day-to-day operations of the Company's Western Division reporting directly to the Company's President, and upon request, to the Company's Board of Directors;
(b) making and implementing decisions and policies as explained in
Section 2.1 above; (c) performance of such other services as the Employee deems necessary to his management duties; and (d) such other services as may be reasonably requested by the Company's Board and President.

         2.3 Full Time Employment. Throughout the term of this Agreement, the Employee shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company, except for reasonable vacation, illness, or Incapacity.


                                                    ARTICLE III
                                                   COMPENSATION

         3.1 Salary. Commencing on the date hereof, the Company will pay the Employee a salary of One Hundred Twenty Thousand Dollars
($120,000.00) annually. The Company shall prepay all three-years' worth of the Employee's salary upon the execution of this Agreement. In addition, as additional compensation for the Employee's services hereunder, the Company shall grant the Employee an option to purchase 30,000 shares of the Company's common stock at the price and in accordance with the terms of that certain
Incentive Stock Option Agreement under the Stock Option Plan of
Industrial Rubber Products, Inc., of even date herewith.

         3.2 Performance Bonus. The Company shall pay the Employee an incentive and performance bonus equal to ten percent (10%) of the Western Division Earnings. The Company shall pay this bonus to the Employee within sixty (60) days after the end of each calendar year during the term of this Agreement.

         3.3 Employee Benefits. The Employee shall be entitled to the following benefits to be paid by the Company during the term of this Agreement:

         (a) Health and Dental Insurance. Full payment of premiums for health insurance benefits, including dental coverage, for the Employee, his spouse, and any dependents;

         (b)      Life Insurance.    Full premium payments on a $100,000.00
term life insurance policy on the Employee's life with the beneficiary to be determined exclusively by the Employee;

         (c)      Vacation.  Four (4) weeks' paid vacation;

         (d) Sick leave. Sick leave as needed with pay, for up to twelve (12) days each year.
         (e) Car. Exclusive and personal use of an automobile per Company policy.

                                                    ARTICLE IV
                                               TERM AND TERMINATION

         4.1 Term. Unless terminated early pursuant to Section 4.2 hereof, this Agreement shall have a term of three (3) years. The
Employee and the Company may extend the initial 3-year term hereof for additional 1-year periods upon the mutual agreement of the parties.

         4.2 Events of Termination. The Employee shall have the right to terminate the Agreement at any time with or without Cause upon thirty (30) days' prior written notice. The Company may terminate this Agreement with Cause at any time upon thirty days' prior written notice.

         As used in this Agreement, the term "Cause," as applied to the Company's ability to terminate, means (i) the Employee's breach of any of his material duties or obligations under this Agreement, other than an inability to perform those duties as a result of any Incapacity; (ii) embezzlement or other misappropriation of property of the Company; or (iii) conviction of a felony offense. The term "Cause," as applied to the Employee's ability to terminate, means
(A) any decrease in an Employee's salary which is not consented to by the Employee; (B) any decrease in the Employee's benefits described below which is not consented to by the Employee; (C) any assignment of duties to the Employee substantially different from those described above; or (D) a sale of all or substantially all of the assets, by merger, consolidation, or otherwise, of the Utah location of the Western Division of the Company.

         4.3 Effect of Termination. In the event of termination of this Agreement by the Company without Cause or by the Employee with Cause, the Company shall continue to pay the performance bonus referred to in Section 3.2 hereof, and the Company shall pay within ten (10) days after such termination hereof the aggregate unpaid amount due hereunder in connection with the Employee's non-compete covenant set forth in Article VI hereof. In the event of the Employee's Incapacity, the Employee and the Company agree that the Employee shall not be entitled to receive the performance bonus referred to in Sectin 3.2 hereof for income received more than thirty(30) days after such Incapacity, and the Commpany shall continue to make the annual non-competition payments requred hereunder. In the event of termination of this Agreement by the Company with Cause or by the Employee without Cause, the Company shall not be obligated to pay the performance bonus referred to in
Section 3.2 hereof, and the Company shall continue to make the required annual payments in connection with the Employee's non-compete covenant set forth in Article VI hereof. If a dispute arises about whether a termination hereof is with or without Cause, the Company may deposit the payments due hereunder into an escrow approved by the Employee, and the escrow agent shall hold such funds until the resolution of such dispute. The Company and the Employee shall share the costs of such escrow equally.

                                                     ARTICLE V
                                                  CONFIDENTIALITY

         The Employee agrees that he will carefully guard and keep secret all Confidential Information and will not, directly or indirectly, disclose to any person or entity without the express written authorization from the Company, any Confidential Information, which Confidential Information concerns the Company, including, manufacturing and production secrets related to producing rubber linings, rubber moldings, and urethane moldings.

                                                    ARTICLE VI
                                             NON-COMPETITION COVENANT

         6.1 Covenant. For the protection of Confidential Information, the Company shall pay the Employee $30,000 each year for a period of five (5) years, with the first $30,000 payment due sixty (60) days from the date of Closing and continuing every twelve (12) months thereafter for a total of five (5) payments. In exchange for such annual payments, the Employee agrees to refrain from directly or indirectly owning, managing, operating, controlling, consulting with or to, or being connected in any way with any person, organization, or entity with a business purpose similar to or competing in any way with that of the Company. In the event of the termination of this Agreement, the Company shall be obligated to make such payments in accordance with Section 4.3 hereof.

         6.2 Duration. This prohibition against competition by the Employee shall commence on the date of this Agreement and shall continue for five (5) years, independent of any earlier termination of this Agreement, subject only to the payments required under Section 6.1 above. If the Company fails to make the payment or payments due under this Section 6.2, this non-competition covenant shall terminate. This five-year non-compete period, however, shall terminate upon the closing of the Company's sale of all or substantially all of the assets of the Utah location(s) portion of the Western Division, subject to the Company's payment obligation of the entire $150,000.00 amount set forth in Section 6.1 hereof and in accordance with Section 4.3 hereof.

         6.3 Geographic Territory. This prohibition against competition by the Employee shall cover the United States, Mexico, and Canada.

         6.4 Applied Coatings. The Company acknowledges and agrees that the Employee owns Applied Coatings, L.C., a Utah limited liability company ("Applied Coatings"). Applied Coatings operates a spray coating business using poly urea and other compounds, and it does not produce or sell molded or hand-laid rubber linings or cast polyurethane. The Employee has engaged personnel to manage and operate Applied Coatings on a separate site and as a business separate from the operations of the Company. The Company acknowledges the existence of Applied Coatings and agrees that the Employee's ownership and the operation of Applied Coatings, as described herein, does not constitute a breach of the non-competition covenant set forth in this Agreement. Purchaser agrees that Applied Coatings shall have a period of up to sixty (60) days after the Closing to relocated the Applied Coatings equipment.
Until such reloaction, Applied Coatings may store and leave its equipment on the Salt Lake County real property operated and leased by the Company at no charge to Seller or Stockholder.

                                                    ARTICLE VII
                                                   MISCELLANEOUS

         7.1 Notice. Any notice to a party required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed, registered or certified mail, or delivered by hand or by express courier, to such party at such party's address as specified below, or any such other address as such party shall specify by notice to the other:

If to the Company, to:                   Industrial Rubber Products - Utah, Inc.
                                         3804 East 13th Avenue
                                         Hibbing, MN 55746
                                         Attn: Daniel O. Burkes

With a copy to:                          John N. Nys
                                         Johnson, Killen, Thibodeau & Seiler
                                         811 Norwest Center
                                         Duluth, MN 55802

If to Employee, to:                      To Employee's
                                         last address shown on the
                                         records of the Company.

With a copy to:                          Carl W. Barton
                                         Prince, Yeates & Geldzahler
                                         175 East 400 South
                                         Suite 900
                                         Salt Lake City, Utah 84111

         7.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Employee, his heirs and legal representatives, and shall also be binding upon and inure to the benefit of the Company and any successors or assigns of the Company, including, without limitation, any corporation or entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale, or otherwise (and such successor shall thereafter be deemed "the
Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company. In the event the Company sells all or substantially all of the assets of its Western
Division prior to the termination of this Agreement, the non-compete covenant set forth in Section 6.2 hereof shall be void as of the closing date of such sale.

         7.3 Headings. The titles to provisions and articles in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any article.

         7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

         7.5 Waiver of Breach. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior subsequent time.

         7.6 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         7.7 Construction. As used in this Agreement, the masculine, feminine, and neuter genders shall be deemed to include the other unless the context requires otherwise. The singular shall include the plural and the plural shall include the singular wherever the context of this Agreement permits.

         7.8 Modification. No waiver or modification of this Agreement or any term or condition herein contained shall be valid, unless in writing and duly executed by the parties hereto.

         7.9 Integration. This Agreement constitutes the entire agreement of the parties as to the employment relationship of the Employee with the Company.

         7.10     Attorney's Fees.   Should suit be brought or should other
efforts or actions be made to enforce or interpret this Agreement, whether in suit or otherwise, the prevailing party shall be entitled to recover reasonable attorneys' fees, including without limitation, costs, expenses, and fees at trial and on any appeal and in any bankruptcy proceedings.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                  COMPANY: Industrial Rubber Products-Utah, Inc. (Or appropriate entity)
                                            By:__________________________
                                            Daniel O. Burkes, President




                  EMPLOYEE:                 ______________________________


                                                     EXHIBIT D

                                             TAX ALLOCATION AGREEMENT

         For good and sufficient consideration, the receipt of which is hereby acknowledged, and to induce Industrial Rubber Products-Utah, Inc. ("Buyer"), and Sonwil Products, Inc. ("Seller") to consummate the transactions contemplated by that certain Purchase Agreement among them dated as of January 20, 1999 (the "Purchase Agreement"), Buyer and Seller agree as follows:

         1. The Purchase Price (as defined in Section 2.1 of the Purchase Agreement) will for all purposes be allocated, based on fair market value, by Buyer and Seller among the various Assets (as defined in Section 1.1 of the Purchase Agreement) and the other rights conferred on Buyer pursuant to the Purchase Agreement, as specified on
                  Exhibit 1 to this Allocation Agreement. Such Exhibit 1 has been signed for identification by Buyer and Seller.

         2. The parties to this Allocation Agreement will use the allocation set forth on Exhibit 1 in all statements and returns filed with any taxing authority and will promptly notify the other party if any challenge to the allocation set forth on Exhibit 1 is made by any taxing authority.

         3. This Allocation Agreement shall be construed under and in accordance with the laws of the State of Utah.

         4.       The date of this Allocation Agreement is January 20,
                  1999.

BUYER

         Industrial Rubber
         Products-Utah, Inc.


By_________________________
         Its_____________
SELLER

         Sonwil Products, Inc.



By_________________________
         Its_____________



                                            TAX PURCHASE PRICE SCHEDULE
                                         Exhibit 1 to Allocation Agreement


   ASSET                                      TAX PURCHASE PRICE
1. Goodwill and name                          $                     114,525.00
2. Inventories    (* subject to adjustment    $                     349,390.95
   per Purchase Agreement)
3. Prepaid expenses  (See side letter re      $                       9,649.45
   vacation liability)
4. Leasehold interest                         $                      11,000.00
5. Property, plant and equipment              $                   1,474,475.00
6. Other assets                               $                      50,000.00
      a.       Assigned contracts
      b.       Trademarks, etc. (know-how)    $                      50,000.00
      c.       Customer lists, books and      $                     100,000.00
               records, etc.

7. Other rights                                          NONE
8. Employment, nondisclosure rights        $             100,000.00
   TOTAL TAX PURCHASE PRICE                $           2,259,040.40







                                            Signed for identification:


BUYER

         Industrial Rubber
         Products-Utah, Inc.


By_________________________
                           Its___________
SELLER

         Sonwil Products, Inc.


By_________________________
                           Its__________

                                                   Schedule 1.1

                                                  Excluded Assets


         The following are the excluded assets, which assets are not to be acquired by the Purchaser as and to the extent specifically stated below:

9.       Cash

10.      Accounts Receivable

11.      All assets associated with Applied Coatings, L.C. as follows:

         a.  Applied Coatings Trailer
         b.  1993 Chevrolet Truck - Green-VIN# 1GCHK39F2PE195201
         c.  1 PolyGriffith 300 lb. Sand Blaster and associated parts
                   & equipment
         d.  1 Forced Air Propane Heater
         e.  1 Binks 2000 Pressure Pot
         f.  1 Wagner Paint Sprayer
         g.  Miscellaneous Spray Guns
         h.  1 Honda Generator
         i.  1 Rhino Pump & Material
         j.  Barrel Mixers
         k.  Condo Shed
         l.  Truck Dolly
         m.  1 Computer

         n.  1 HP 540 Desk Jet Printer
         o.  1 Scanner
         p.  Furniture & Filing Cabinets in AC office
         q. All Furniture, lamps, pictures in President's office not included on T.J. Products asset list


                                                   Schedule 1.2

                                                Assumed Liabilities

         Purchaser shall assume those liabilities specifically listed below:


                  TYPE    PARTIES             DATE                 LIABILITY
1  1995 GMC Truck         --TJ Products       May 1995             717.73 per
   Lease                                      for 60               month
                          --Great Way         months
                          Finance, Inc.
2  Settlement and         --TJ Products       February             --royalties
   License Agreement                          27, 1996             on sale of
                          --Gordon Belt                            conveyor
                          Scrapers and                             belt cleaner
                          --Arch                                   blades
                          Environmental
                          Equipment
3  Warranties for         --TJ Products       various              more than
   all rubber and                                                  100 jobs
   urethane               --All customers                          performed in
   applications for                                                previous
   one year,                                                       year; thus
   including the OMG                                               over 100
   tank warranty,                                                  warranties
   subject to                                                      outstanding.
   Section 10.4 of
   the Purchase
   Agreement.
4  Claims and             --complaints         N/A                  Purchaser is
   Injuries relating      from neighbors                            only
   to Sand Blast          (R.L. Swenson                             assuming
   Dust                   and Sons)                                 liability
                                                                    for events
                          --TJ Products                             happening
                                                                    after date
                                                                    of Closing

                                                     Schedule 1.4



          Assigned Contracts

              Type            Parties                           Date
1   Service Contract for      --Tri-City Business               2/19/98 to
    Panasonic 7722 Copier     Products Inc.                     2/29/99

                              --TJ Products
2   Monitoring Agreement      --ADT Security Systems            9/7/93
    for existing security
    system                     --TJ Products
3   Lease Agreement for        --Great Way Finance,             May 1995 for
    1995 GMC Truck             Inc.                             60 months
                               --Sonwil Products,
                               Inc. dba T.J. Products
4   Agreement to Provide       --Bruce H. Mertz                 11/19/98
    Computer Services
    (subject to amendment      --T.J. Products
    providing a
    termination clause)
5   Cellular Phone             --AT&T Wireless                  one year
    Agreements for
    Salesmen                   --T.J. Products
6   Settlement and             --Sonwil Products,               February 27,
    License Agreement          Inc.                             1996
                               --Gordon Belt
                               Scrapers, Inc.
                               --Arch Environmental
                               Equipment, Inc.
7   See all insurance
    contracts as listed
    on Schedule 5.16,
    which is incorporated
    herein by this
    reference
8   All outstanding
    purchase orders
    received on or before
    date of Closing